As filed with the Securities and Exchange Commission on August 5, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Banco Bradesco S.A.
(Exact name of each Registrant as specified in its charter)
Bank Bradesco
(Translation of Registrant’s name into English)
The Federative Republic of Brazil
(State or other jurisdiction of incorporation or organization)
6022
(Primary Standard Industrial Classification Code Number)
Not Applicable
(I.R.S. Employer Identification No.)
Cidade de Deus, Vila Yara, 06029-900 Osasco, SP, Brazil
(Address, including zip code, and telephone number, including area code, of each Registrant’s principal executive offices)
Cidade de Deus, Vila Yara, 06029-900 Osasco, SP, Brazil
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Sara Hanks
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
(212) 878 8014

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Unit (1)	Offering Price	Registration Fee
8.875% Perpetual Non-Cumulative Junior Subordinated Securities	U.S.$300,000,000	100%	U.S.$300,000,000	$35,310

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
BANCO BRADESCO S.A.
(Bank Bradesco)
a company incorporated under the laws of the Federative Republic of Brazil, acting through its Grand Cayman branch
U.S.$300,000,000 8.875% Perpetual Non-Cumulative Junior Subordinated Securities

The exchange offer	We are offering to exchange securities registered with the Securities and Exchange Commission, for existing securities that we previously issued in an offering exempt from the SEC’s registration requirements. The terms and conditions of the exchange offer are summarized below and more fully described in this prospectus.

Expiration date	5:00 p.m. (New York City time) on ___, 2005 unless extended.

Withdrawal rights	Any time before 5:00 p.m. (New York City time) on the expiration date.

Integral multiples	Existing securities may only be tendered in integral multiples of U.S.$1,000.

Expenses	Paid for by Banco Bradesco S.A.

Exchange Securities	The exchange securities will have the same terms and conditions as the existing securities they are replacing, which are summarized below and described more fully in this prospectus. The exchange securities will not contain terms with respect to transfer restrictions or interest rate increases that relate to our failure to file a registration statement for the exchange securities.

Listing	Application has been made to list the Securities on the Luxembourg Stock Exchange.
Consider carefully the risk factors beginning on page 10 of this prospectus.
We are relying on the position of the SEC staff in certain interpretative letters to third parties to remove the transfer restrictions on the exchange securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these exchange securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
________________, 2005

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
     You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the exchange securities (the “Securities”) in any state where the offer is not permitted.
     We include cross-references in this prospectus to captions where you can find further related discussions. The following Table of Contents provides the pages on which these captions are located.
BRADESCO
     In this prospectus, unless the context otherwise requires, (i) references to “Bradesco”, “we”, “our” or to “us” mean Banco Bradesco S.A. and its consolidated subsidiaries and (ii) references to “our Grand Cayman branch” or the “issuer” mean Banco Bradesco S.A., acting through its Grand Cayman branch.

     The Securities have not been, and will not be, registered with the Comissão de Valores Mobiliários, or CVM, the securities and exchange commission of Brazil. Any public offering or distribution, as defined under Brazilian laws and regulations, of the Securities in Brazil is not legal without such prior registration under Law 6385/76, as amended. If a Brazilian resident acquires any security, such security can neither circulate in Brazil in bearer form nor be repaid in Brazil in a currency other than the Brazilian currency at the time such payment is made.

     This prospectus incorporates important business and financial information about Bradesco that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request to The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, New York 10286, Attention: Mr. Kim Lau, telephone (212) 815 3750, facsimile (212) 298 1915. To obtain timely delivery, you must request this information no later than five business days before the expiration date of this exchange offer.
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AVAILABLE INFORMATION	iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	iv

FORWARD-LOOKING STATEMENTS	vi

SUMMARY	1

RISK FACTORS	10

THIS EXCHANGE OFFER	15

USE OF PROCEEDS	24

EXCHANGE CONTROLS AND FOREIGN EXCHANGE RATES	25

RATIO OF EARNINGS TO FIXED CHARGES	27

DESCRIPTION OF BRADESCO GRAND CAYMAN BRANCH	28

CAPITALIZATION	29

RECENT UNAUDITED FINANCIAL INFORMATION	30

RECONCILIATION OF THE QUANTITATIVE DIFFERENCES BETWEEN U.S. GAAP AND ACCOUNTING PRACTICES ADOPTED IN BRAZIL AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2004	32

NARRATIVE DISCLOSURES ABOUT DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND U.S. GAAP	35

DESCRIPTION OF THE SECURITIES	41

FORM, DENOMINATION AND TRANSFER	52

REGISTRATION RIGHTS AGREEMENT	55

TAXATION	57

UNITED STATES ERISA AND CERTAIN OTHER CONSIDERATIONS	63

PLAN OF DISTRIBUTION	64

LEGAL MATTERS	66

ENFORCEABILITY OF CIVIL LIABILITIES	66

EXPERTS	67

INDEPENDENT AUDITORS	67
EX-1.1: FORM OF EXCHANGE AGENT AGREEMENT
EX-4.1: INDENTURE
EX-4.2: FORM OF NOTE
EX-4.3: REGISTRATION RIGHTS AGREEMENT
EX-4.4: CO-TRUSTEE AGREEMENT
EX-5.1: OPINION OF CLIFFORD CHANCE US LLP
EX-5.2: OPINION OF APPLEBY SPURLING HUNTER
EX-5.3: OPINION OF MACHADO MEYER SENDACZ E OPICE ADVOGADOS
EX-8.1: OPINION OF CLIFFORD CHANCE US LLP
EX-8.3: OPINION OF MACHADO MEYER SENDACZ E OPICE ADVOGADOS
EX-12: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS
EX-23.2: AWARENESS LETTER
EX-25: FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.3: FORM OF LETTER TO BROKERS, DEALERS
EX-99.4: FORM OF LETTER TO CLIENTS
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AVAILABLE INFORMATION
We are filing with the SEC a registration statement on Form F-4 relating to the Securities. This prospectus is a part of the registration statement, but the registration statement includes additional information and also includes exhibits that are referenced in this prospectus.
Bradesco. Bradesco is currently subject to the information requirements of the Exchange Act applicable to a foreign private issuer, and accordingly files or furnishes reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the U.S. Securities and Exchange Commission. These reports and other information filed can be inspected at, and subject to the payment of any required fees, copies may be obtained from, the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, and at its regional offices at 3 World Financial Center, Room 4-300, New York, New York 10281, and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. The SEC can be reached at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, however, Bradesco is exempt from the proxy requirements of Section 14 of the Exchange Act and from the short-swing profit recovery rules of Section 16 of the Exchange Act, although the rules of the New York Stock Exchange may require Bradesco to solicit proxies from its shareholders under some circumstances.
The trustee and the paying agent. The trustee will furnish to holders of Securities copies of documents referred to herein. Holders of Securities should contact the trustee, The Bank of New York, at 101 Barclay Street, 21W, New York, New York 10286.
The Luxembourg paying agent. The Luxembourg paying agent will furnish to holders of Securities copies of documents referred to herein. Holders of the Securities should contact the Luxembourg paying agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955, Luxembourg.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed or furnished to the SEC:
•	the report on Form 6-K furnished to the SEC on May 17, 2005;

•	the annual report on Form 20-F for the fiscal year ended December 31, 2004 filed with the SEC on June 30, 2005;

•	the report on Form 6-K furnished to the SEC on July 1, 2005;

•	the report on Form 6-K furnished to the SEC on July 13, 2005;

•	the report on Form 6-K furnished to the SEC on July 19, 2005;

•	the report on Form 6-K furnished to the SEC on July 22, 2005;

•	the report on Form 6-K furnished to the SEC on July 25, 2005;

•	the reports on Form 6-K furnished to the SEC on July 27, 2005;

•	the report on Form 6-K furnished to the SEC on August 1, 2005; and

•	the report on Form 6-K furnished to the SEC on August 2, 2005.
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All documents filed with or furnished to the SEC by Bradesco pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and prior to the consummation of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these documents.
Any statement contained in a document incorporated or deemed incorporated by reference into this prospectus is superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with or furnished to the SEC is inconsistent therewith.
Copies of all documents incorporated by reference herein may be obtained free of charge from the SEC website at http://www.sec.gov or at the office of the trustee and the Luxembourg paying agent.
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FORWARD-LOOKING STATEMENTS
This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements appear in a number of places in this prospectus, principally in “Risk Factors” and “Summary”, and in the Form 20-F, which is incorporated by reference herein, principally in “Operating and Financial Review and Prospects” and “Information on the Company”, and include statements regarding our intent, belief or current expectations or those of our officers with respect to, among other things, the use of proceeds of the offering, our financing plans, trends affecting our financial condition or results of operations, the impact of competition and future plans and strategies. These statements reflect our views with respect to such matters and are subject to risks, uncertainties and assumptions, including, among other things:
•	general economic, political and business conditions, both in Brazil and abroad;
•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;
•	the continued growth of our insurance, leasing, asset management and other businesses complementary to banking services;
•	our level of capitalization and debt;
•	anticipated trends and competition in the Brazilian banking and financial services industries;
•	the market value of Brazilian government securities;
•	interest rate fluctuations, inflation and devaluation of the real in relation to the U.S. dollar;
•	existing and future governmental regulation and tax matters;
•	increases in defaults by borrowers and other loan delinquencies and increases in the provision for loan losses;
•	customer loss, revenue loss and deposit attrition;
•	our ability to sustain or improve performance;
•	credit and other risks of lending and investment activities; and
•	other risk factors as set forth under “Risk Factors”.
The words “believe”, “may”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “plan”, “target”, “project”, “forecast”, “guideline”, “should”, and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur. Our actual results could differ substantially from those anticipated in our forward-looking statements.
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SUMMARY
     This summary highlights selected information from this prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire prospectus to understand fully the terms of the exchange offer and the Securities, as well as the tax and other considerations that are important to you in making your investment decision and participating in the exchange offer. You should pay special attention to the “Risk Factors” section beginning on page 10 of this prospectus.
Bradesco
     We believe we are the largest private-sector (non-government-controlled) bank in Brazil in terms of total net worth as of December 2004. We provide a wide range of banking and financial products and services, in Brazil and abroad to individuals, small to mid-sized companies and major local and international corporations and institutions. We have the most extensive private-sector branch and service network in Brazil, which permits us to reach a diverse customer base. Our services and products encompass banking operations such as lending and deposit-taking, credit card issuance, insurance, leasing, payment collection and processing, pension plans, asset management, brokerage services and consortium management.
     According to information published by Superintendência de Seguros Privados (the Superintendency of Private Insurance, which is known as “SUSEP”) and by the Agência Nacional de Saúde Suplementar (the National Agency of Supplemental Health, known as “ANS”), we are the largest insurance, pension plan and títulos de capitalização, or certificated savings plan, provider in Brazil on a consolidated basis in terms of insurance premiums, pension plan contributions and income from certificated savings plans. We are also one of the leaders among private-sector financial institutions in third-party resource management and in the underwriting of debt securities, according to information published by the National Association of Investment Banks, known as “ANBID”. In December 2004, according to information published by Secretaria da Receita Federal (the “Federal Revenue Service”), we accounted for 20.2% of the total nationwide collections of a tax called the Provisional Contribution on Financial Transactions, known as CPMF. Since the CPMF tax is levied on virtually all Brazilian financial transactions, this statistic provides a measure of the percentage of Brazilian financial transactions that we handle.
     At December 31, 2004, we had, on a consolidated basis in accordance with generally accepted accounting principles in the United States, commonly called “U.S. GAAP”:
•	R$177.1 billion in total assets;

•	R$68.6 billion in total deposits; and

•	R$63.2 billion in total loans;

•	R$15.6 billion in shareholders’ equity.
     Although our customer base includes individuals of all income levels as well as large, mid-sized and small businesses, the lower to middle income citizens of Brazil have traditionally formed the backbone of our clientele. Since the 1960s, we have been a leader in this retail banking market in Brazil. This segment still has great potential for development and provides us with higher margins than other segments, such as corporate credit operations and securities trading, where we face greater price competition.

     The breadth of our retail and corporate banking and insurance operations is illustrated by the following operating data, which is shown on a consolidated basis at December 31, 2004:
•	34.6 million savings accounts;
•	15.7 million checking accounts;
•	11.2 million insurance policyholders;
•	1,304 of Brazilian and multinational groups of affiliated companies in Brazil as corporate customers;
•	a nationwide network consisting of 3,004 branches, 21,822 ATMs and 2,301 special banking service posts and outlets located on the premises of selected corporate clients; and
•	six branches and six subsidiaries located in New York, the Cayman Islands, the Bahamas, Japan, Argentina and Luxembourg.
     Our large banking network allows us to be closer to our customers, which, in turn, permits our managers to have personal and direct knowledge of our customers, economically active regions and other conditions relevant to our business. This knowledge helps us in assessing and limiting credit risks in credit operations, among other risks, as well as in servicing the particular needs of our clients. Approximately 11.0 million transactions are executed through our Bradesco network every day.
     In recent years, we have taken important steps to offer our products and services through the Internet and to help our customers and employees gain access to the Internet. We were one of the first banks worldwide to introduce on-line Internet banking. In December 1999 we became the first bank in Latin America, and among the first in the world, to provide free limited Internet access to clients. We also provide computers in many of our branches and service centers that permit clients to access the Internet in order to conduct banking transactions, pay bills and shop on-line. Our Internet banking services, along with our customer service center, make our banking services available to our customers 24 hours a day, seven days a week.
     We are headquartered in São Paulo, Brazil, and our Grand Cayman branch is headquartered in George Town, Grand Cayman, British West Indies. Our address in Brazil is Cidade de Deus, Vila Yara, 06029 — 900, Osasco, SP, Brazil, and our general phone number is
(55-11) 3235-9566.

Summary of Consolidated Financial Data
     The following financial data should be read in conjunction with the consolidated financial statements, “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. Our consolidated financial statements at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been prepared in accordance with U.S. GAAP.

	At and for
	the year ended December 31,
	2004		2003		2002		2001		2000
	(R$ in millions, except %)
Consolidated Income Statement Data
Net interest income	R$	14,804	R$	14,999	R$	13,467	R$	$9,493	R$	6,846
excluding provision for loan losses		13,375		12,965		10,924		7,730		5,602
Fee and commission income		4,310		3,463		2,894		2,866		2,593
Net income		3,327		2,302		2,142		2,270		1,799

Consolidated Balance Sheet Data

Total assets		177,079		166,330		129,875		108,295		91,852
Loan and leasing portfolio		63,176		54,795		52,324		44,994		39,439
Securities and interbank deposits		55,373		51,702		33,929		31,923		24,113
Shareholders’ equity	R$	15,559	R$	13,592	R$	10,852	R$	9,789	R$	7,881

Other Financial/Operating Data

Return on equity(1)		21.4%		16.9%		19.7%		23.2%		22.8%
Return on assets(2)		1.9%		1.4%		1.6%		2.1%		2.0%
Efficiency ratio(3)		62.4%		64.7%		60.5%		57.4%		62.6%

Funds under management		86,253		72,494		45,100		41,905		38,097
Number of branches(4)		3,004		3,052		2,954		2,610		2,579
Active customers (in millions)(5)		15.7		14.5		13.0		12.0		10.8
Employees(6)		73,644		75,781		74,393		65,713		65,804

Notes:
(1)	Net income divided by period-end shareholders’ equity.

(2)	Net income divided by period-end total assets.

(3)	(Salaries and Benefits plus Administrative Expenses) divided by (Net Interest Income plus Non-interest Income less Non-Interest Expenses excluding Salaries and Benefits and Administrative Expenses).

(4)	Excluding customer site branches.

(5)	Represent active customers at period-end. A client is considered active when it performs one or more current account transactions per month or has an average positive balance over a period of three months.

(6)	Actual number of full-time and part-time employees at period-end.

Summary of this Exchange Offer
     In June 2005, we completed an offering of U.S.$300 million principal amount of securities that was exempt from the SEC’s registration requirements. In connection with that offering, we agreed, among other things, to deliver this prospectus to you, to use our reasonable best efforts to cause this exchange offer to be declared effective by September 30, 2005 and to consummate this exchange offer by October 31, 2005.

This Exchange Offer	We are offering to exchange up to U.S.$300,000,000 aggregate principal amount of Securities which have been registered under the Securities Act for up to U.S.$300,000,000 of outstanding aggregate principal amount of existing securities.

The form and terms of the Securities that we are offering in this exchange offer are identical in all material respects to the form and terms of the existing securities which were issued on June 3, 2005 in an offering that was exempt from the SEC’s registration requirements, except that the Securities that we are offering in this exchange offer have been registered under the Securities Act. The Securities will not contain terms with respect to transfer restrictions or interest rate increases that relate to our failure to file a registration statement for the Securities. The Securities that we are offering in this exchange offer will evidence the same obligations as, and will replace, the existing securities and will be issued under the same indenture.

If you wish to exchange an outstanding security, you must properly tender it in accordance with the terms described in this prospectus. We will exchange all outstanding securities that are validly tendered and are not validly withdrawn.

As of this date, there are U.S.$300 million principal amount of existing securities outstanding. The exchange offer is not contingent upon any minimum aggregate principal amount of existing securities being tendered for exchange. We will issue registered securities on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We are making this exchange offer in order to satisfy our obligation under the registration rights agreement, entered into on June 3, 2005, to cause our registration statement to become effective under the Securities Act. You are entitled to exchange your existing securities for registered securities with substantially identical terms. After the exchange offer is complete, you will generally no longer be entitled to any registration rights with respect to your existing securities.

Resales of the Exchange Securities	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Securities may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• you acquire any Security in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Securities;

• you are not a broker-dealer who purchased existing securities for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Bradesco.

If our belief is inaccurate and you transfer any Security without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your existing securities from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer that is issued Securities for its own account in exchange for securities that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Securities. The letter of transmittal states that, by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer who acquired existing securities as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the Securities. We believe that no registered holder of the existing securities is an affiliate (as the term is defined in Rule 405 of the Securities Act) of Bradesco.

Expiration Date	This exchange offer will expire at 5:00 p.m. on _______________, 2005, New York City time, unless we decide to extend the expiration date.

Conditions to this Exchange Offer	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

Withdrawal Rights	You may withdraw the tender of your existing securities at any time prior to 5:00 p.m., New York City time, the expiration date.

U.S. Federal Income Tax Consequences	The exchange of existing securities should not be a taxable exchange for United States federal income tax purposes. For a discussion of other U.S. federal income tax consequences resulting from the exchange, acquisition, ownership and disposition of the Securities, see “Taxation—United States Tax Considerations”. We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our differed financing costs in accordance with generally accepted accounting principles.

Use of Proceeds	We will not receive any proceeds from the issuance of Securities in this exchange offer. We will pay all registration expenses incident to this exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Securities

Issuer	Banco Bradesco S.A., acting through its Grand Cayman branch.

The Securities	U.S.$300 million aggregate principal amount of 8.875% Perpetual Non-Cumulative Junior Subordinated Securities.

Indenture	The Securities will be issued under the indenture dated as of June 3, 2005 between The Bank of New York Trust Company (Cayman) Limited, as trustee, and us.

Interest	The Securities will bear interest from June 3, 2005 at the rate of 8.875% per annum, payable quarterly in arrears. We have the right not to pay interest in certain circumstances and interest will not accrue or accumulate in respect of any period in which we exercise this right. See "—Limitation on Obligation to Make Interest Payments”.

Interest Payment Dates	March 3, June 3, September 3, and December 3 of each year, commencing on September 3, 2005.

Limitation on Obligation to Make Interest Payments	We may suspend payments of interest at any time without such interest accruing or being due and payable in the event that (i) we determine that we are, or if such interest payment would result in us being, in noncompliance with applicable capital regulations, (ii) the Central Bank or certain other governmental or regulatory authorities otherwise determine that such interest payment may not be made, (iii) certain insolvency or bankruptcy events occur, (iv) certain defaults occur, or (v) we elect to suspend the accrual of interest for any other reason. In the event that any payment of interest is suspended pursuant to item (v) above, we will be required to comply with the covenant set out under "—Dividend Stopper” below. See “Description of the Securities—Limitation on Obligation to Make Interest Payments”. The Securities are intended to have loss absorption capacity on an ongoing basis and, accordingly, may be used by us, after absorption of accumulated profits, profit reserves (including legal reserves) and capital reserves, to off-set losses.

Dividend Stopper	We have agreed in the indenture that in the event that interest is not paid when due and payable or in the event that any payment of interest is suspended pursuant to item (v) described in “—Limitations on Obligation to Make Interest Payments” above, we will not recommend to our stockholders and, to the fullest extent permitted by applicable law, will otherwise act to prevent, any action that would constitute a Restricted Payment Event until payments of interest have been resumed for an equivalent period of 12 months.

Restricted Payment Event	Each of the following items constitutes a Restricted Payment Event:

(i) we declare, pay or distribute a dividend or make a payment on, or in respect of, any of our Junior Securities or Parity Securities (each such term as defined in “Description of the Securities”); or

(ii) we or any of our subsidiaries redeem, purchase or otherwise acquire for any consideration any of our Junior Securities or Parity Securities, other than:

	(a)	by conversion into, or in exchange for, our Common Shares, as defined in “Description of the Securities”;

	(b)	in connection with transactions effected by or for our customers or customers of any of our subsidiaries or in connection with interest, trading or market-making activities in respect of those Securities;

	(c)	in connection with the satisfaction of our obligations or the obligations of any of our subsidiaries under any employee benefit plans or similar arrangements with, or for the benefit of, employees, officers, directors or consultants;

	(d)	as a result of a reclassification of our capital stock or the capital stock of any of our subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

	(e)	the purchase of the fractional interests in shares of our capital stock or the capital stock of any of our subsidiaries pursuant to the conversion or exchange provisions of that capital stock (or the existing security being converted or exchanged).

In the event of a breach of our covenant not to make or cause a Restricted Payment Event or other obligation under the Securities and the indenture (other than any breach that results in a Payment Default), a holder of Securities would not be entitled to accelerate or institute bankruptcy proceedings and would only be entitled to rights and remedies provided under New York, Cayman Islands and Brazilian law.

Optional Redemption After June 3, 2010	We may (with the prior approval of the Central Bank or any other applicable Governmental Authority (as defined herein)) redeem the Securities in whole but not in part on June 3, 2010 or on any Interest Payment Date occurring thereafter, at a redemption price equal to the Base Redemption Price (as defined in “Description of the Securities”). See “Description of Securities—Optional Redemption”.

Early Redemption Upon the Occurrence of a Regulatory Event or a Tax Event	If the Securities qualify as Tier I capital, we may (with the prior approval of the Central Bank) redeem the Securities in whole, but not in part, at any time prior to June 3, 2010, at a redemption price equal to the greater of the Base Redemption Amount and the Make-Whole Amount (as defined in “Description of the Securities”), in the event that we are notified by the Central Bank that the Securities may no longer be included in our consolidated Tier I capital. See “Description of the Securities—Early Redemption upon Tax Event or Regulatory Event”.

We may (with the prior approval of the Central Bank or any other applicable Governmental Authority) redeem the Securities in whole but not in part at any time prior to June 3, 2010, at a redemption price equal to the Base Redemption Price, in the event of certain changes affecting taxation of the Securities. See “Description of the Securities— Early Redemption upon Tax Event or Regulatory Event ”.

Ranking	The Securities will initially constitute our unsecured, subordinated obligations and rank pari passu without preference among themselves. In the event of our bankruptcy, liquidation or dissolution under Brazilian law, the Securities will rank:

• junior in right of payment to the payment of all our Senior Debt (as defined in “Description of the Securities”);

• pari passu among themselves and with our preferred shares and any other Parity Securities; and

• senior in right of payment to the payment of our Junior Securities.

Use of Proceeds	We will receive no proceeds from the exchange of the existing securities for the Securities.

Amendments to the Terms and Conditions of the Securities	In the event that we elect to qualify the Securities as Tier I capital, we may at any time, without the prior consent of Securityholders, amend the terms and conditions of the Securities to reflect any requirement of the Central Bank in relation to qualification of the Securities as Tier I capital. Any other amendment to the terms and conditions of the Securities (other than in respect of minor amendments required to cure inconsistencies, defects, ambiguities and similar matters) is subject to the prior consent of Securityholders (see “Description of the Securities—Amendments”).

Withholding Taxes; Additional Amounts	All payments of principal and interest in respect of the Securities will be made without withholding or deduction for any taxes or other governmental charges imposed by Brazil or the Cayman Islands, or, in the event that we appoint additional paying agents, in the jurisdictions of those paying agents, or any political subdivision or any taxing authority thereof, unless such withholding or deduction is required by law. In the event we are required to withhold or deduct amounts for any taxes or other governmental charges, we will pay such additional amounts necessary to ensure that the securityholders receive the same amount as the securityholders would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Securities—Additional Amounts”.

U.S. ERISA and Certain Other Considerations	Sales of the Securities to specified types of employee benefit plans and affiliates are subject to certain conditions. See “United States ERISA and Certain Other Considerations”.

Listing	We have applied to list the Securities on the Luxembourg Stock Exchange.

Directive 2004/109/EC of the European Parliament and Council, dated December 15, 2004 on the harmonization of transparency requirements for information about issuers whose securities are admitted to trading on an European Union regulated market amended Directive 2001/34/EC (the “Transparency Directive”) and became effective on January 20, 2005.

It requires member states to take measures necessary to comply with the Transparency Directive by January 20, 2007. If, as a result of the Transparency Directive or any legislation implementing the Transparency Directive, we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, we may delist the Securities from the Luxembourg Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the Securities on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may decide.

Governing Law	The indenture, the Securities, the registration rights agreement and related documents are governed by the laws of the State of New York, except that the subordination provisions of the indenture and the Securities are governed by Brazilian law.

Form and Denomination	The Securities will be in fully registered form without interest coupons attached. Definitive securities representing the Securities will only be available under certain circumstances. The Securities will be issued in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. See “Form, Denomination and Transfer”.

RISK FACTORS
The information presented in our Form 20-F and the following section describe some but not all of the risks associated with an investment in the Securities. You should consider, among other things, the risk factors with respect to our bank, Brazil and to the Securities not normally associated with investing in securities issued by companies in the United States or in countries with similarly developed capital markets, including those set forth in our Form 20-F and those set forth below. See “Risk Factors” in our Form 20-F which are incorporated herein by reference.
Risks Relating to Bradesco and the Brazilian Banking Industry
Integration of acquired businesses
     We have made a number of acquisitions in the past and may make further acquisitions in the future as we continue our growth in the consolidating Brazilian financial services industry (see “Information on the Company—History—Recent Important Acquisitions and Joint Ventures” in our Form 20-F, which is incorporated herein by reference). The integration of the institutions and assets we may acquire or intend to acquire and the integration process during the post-acquisition period may involve certain risks, including the risks that:
•	integrating new networks, information systems, personnel, products and customer base into our existing business may place additional demands on our senior management, information systems, back office operations and marketing resources;

•	we may incur in unexpected liabilities or contingencies relating to the acquired businesses; and

•	delays in the integration process may cause us to incur greater operating expenses than expected with respect to our acquired business.
Changes in taxes and other fiscal assessments may adversely affect us
     The Brazilian Government regularly enacts reforms to the tax and other assessment regimes to which we and our customers are subject. Such reforms include changes in the rate of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. The effects of these changes and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified and there can be no assurance that these reforms will not, once implemented, have an adverse effect upon our business. Furthermore, such changes have produced uncertainty in the financial system, increased the cost of borrowing and contributed to the increase in our non-performing loan portfolio. See “Regulation and Supervision—Taxation” in our Form 20-F, which is incorporated herein by reference.
The changes in the Brazilian tax and social security systems may negatively affect our operations and revenue
     The Brazilian Congress, through Law No. 10,684 of May 30, 2003, has approved the increase in the rate of the Contribuição para Financiamento de Seguridade Social, or “COFINS”, payable by entities in the financial services sector, including us. The Programa de Integração Social, or “PIS”, and COFINS were previously imposed on the gross revenues of financial companies at a combined rate of 3.65%. As of September 2003, the rate of COFINS increased from 3% to 4%. Therefore, the two taxes are currently imposed on our combined revenues at a combined rate of 4.65%. On December 30, 2002, the Brazilian Government enacted Law No. 10,637, which raised the rate of PIS from 0.65% to 1.65% and made PIS a value-added tax, effective since December 1, 2003. Financial institutions are not subject to this new PIS regime. On December 29, 2003, the Brazilian Government enacted Law No. 10,833, which raised the rate of COFINS from 3% to 7.6% and made COFINS a value-added tax. The new rate of 7.6% has been in force since February 1, 2004. Financial institutions are not subject to this new COFINS regime. If the Brazilian Government were to apply the increased PIS or COFINS rates to financial institutions or otherwise increase the PIS and COFINS taxes we pay, it would adversely impact our financial results. See “Regulation and Supervision—Taxation—PIS and COFINS” in our Form 20-F, which is incorporated herein by reference.

Risks Relating to the Securities
We may stop paying interest on the Securities at any time, for any period of time, and those payments will not be subsequently paid to you
     We are permitted to stop paying interest on the Securities at any time for any period of time:
•	at our option;

•	if we determine that we will be or such interest payment would cause our required net worth (Patrimônio Líquido Exigido) and other financial ratios to fall below the minimum levels required by current or future regulations generally applicable to Brazilian banks; or

•	if the Central Bank or any other Governmental Authority (see “Description of the Securities”) otherwise determines that the interest payment may not be made; or

•	upon the occurrence of specified insolvency or bankruptcy events; or

•	upon the occurrence of specified defaults.
     Any payments of interest not made for one of the reasons above will not accrue or accumulate and will not be paid to you at any time. If we suspend interest payments on the Securities, it could adversely affect the market price of the Securities. See “Description of the Securities — Limitation on Obligation to Make Interest Payments” for more information on our ability to suspend payments of interest on the Securities.
The requirements for qualification as Tier I Capital in Brazil have not been published and we may amend the terms and conditions of the Securities without your prior consent to qualify the Securities as Tier I Capital
     As discussed above, we expect that the Securities will initially qualify as Tier II Capital under existing Central Bank regulations. Central Bank regulations setting out requirements for Tier I Capital have not yet been published. Although it is expected that regulations allowing for Tier I Capital will be published, no assurance can be given as to when or if that will happen. In the event that such regulations are adopted, if the Securities do not qualify under the regulations, the indenture governing the Securities will allow us to amend the terms of the Securities without your consent or approval to reflect terms which are required for the Securities to be treated as Tier I Capital. If the new regulations are adopted, we cannot predict whether or not we will need to amend the terms of the Securities so that they qualify as Tier I Capital. Any amendment to the Securities may adversely impact your rights as a Securityholder and may adversely impact the market value of the Securities.
The Securities have no maturity date and are not redeemable at your option at any time
     The Securities are perpetual and have no fixed maturity or mandatory redemption date, and are not redeemable at your option at any time. As a result, you will be entitled to receive a return of the principal amount of your investment only if we elect to redeem or repurchase the Securities. Therefore you should be aware that you may be required to bear the financial risks of an investment in the Securities for an indefinite period of time.
You will only have the limited remedy of instituting bankruptcy proceedings if there has been a Payment Default on the Securities and there is uncertainty under current Brazilian law whether this remedy is available to you or the Trustee. Your remedies if we breach other provisions of the Securities may be even more limited
     Your sole remedy against us to recover any amounts owing to you under the Securities will be to institute bankruptcy proceedings against us in any state or federal court in New York, any court in the Cayman Islands or in Brazil if there has been a Payment Default. Neither you nor the Trustee may declare the principal amount of any outstanding Securities to be due and payable or pursue any other legal remedy, including commencing a judicial proceeding for the collection of sums due and unpaid on the Securities. Furthermore, if it is determined that our bankruptcy is against Brazilian public policy, national sovereignty or good morals, a court in Brazil will not enforce a bankruptcy ruling from a New York or Cayman Islands court. There is also significant uncertainty whether a court in the United States or the Cayman Islands would be able to exercise jurisdiction or be willing to accept this type of proceeding since almost all of our assets and operations are located in Brazil and that we are organized in Brazil.
     In addition, your ability to institute bankruptcy proceedings against us in Brazil, where almost all of our assets and operations are located, may be limited by Brazilian law. In Brazil, pursuant to Law No. 6,024/74, only the Central Bank may declare an intervention or an extra judicial liquidation of a financial institution. Intervention and extra-judicial liquidations are distinct from bankruptcy under Brazilian law. However, following the enactment of Law No. 6,024/74, there has been doubt as to whether creditors may institute bankruptcy proceedings directly against a financial institution in Brazil. Therefore, we cannot assure you that you will have the right to directly or through the Trustee to institute bankruptcy proceedings against us in Brazil if we default on the Securities without the prior involvement of the Central Bank. The Central Bank has interests that differ from yours, including, among others, maintaining the stability of the Brazilian financial system, and we cannot predict whether the Central Bank would act consistently with your objectives. See “Regulation and Supervision—Liquidation of Financial Institutions” in our Form 20-F, which is incorporated herein by reference.
     In the event of a breach of our covenant not to make or cause a Restricted Payment Event or any of our other obligations under the Securities and the indenture (other than a breach that results in a Payment Default), a holder of Securities would not be entitled to accelerate or institute bankruptcy proceedings and would only be entitled to rights and remedies provided under New York, Cayman Islands and Brazilian law. We cannot assure you what, if any, remedies you may have in those circumstances.
Our obligation under the Securities will be subordinated to all our Senior Debt, and to some Brazilian statutory obligations
     The Securities will be by their terms unsecured, deeply subordinated obligations and will rank behind claims of our depositors, other unsubordinated and subordinated creditors, and will rank pari passu with our preferred shares and Tier I Capital and will rank in priority only to our Common Shares. Holders of our preferred shares are entitled to mandatory dividends by operation of law and pursuant to our by-laws. As of December 31, 2004, we had R$5.9 billion of indebtedness that would be senior to the Securities. The indenture does not contain any restrictions on our ability to incur additional indebtedness that is senior to the Securities. By reason of the subordination of the Securities, in the event of our winding up or dissolution, or similar events, although the Securities and any accrued interest thereon will become immediately due and payable, our assets will be available to pay such amounts only after all of our Senior Debt and other obligations which are preferred by law have been paid in full.
     Under Brazilian law, our obligations under the Securities will also be subordinated to certain statutory preferences. In the event of our liquidation, certain claims, such as claims for salaries, wages and social security from our employees, claims deriving from transactions secured by collateral (i.e., mortgage, pledge), as well as taxes and court fees and expenses, will have preference over any other claim, including the Securities. See “See “Regulation and Supervision—Liquidation of Financial Institutions—Repayment of Creditors in a Liquidation” in our Form 20-F, which is incorporated herein by reference, for a discussion of recent measures affecting the priority of repayment of creditors.
We will have the right to redeem the Securities upon the occurrence of a Tax Event or a Regulatory Event or at our own option after the fifth anniversary
     We will have the right, upon the occurrence of a Tax Event or a Regulatory Event (each as defined under “Description of the Securities—Early Redemption upon Tax Event or Regulatory Event”), or at our own option after the fifth anniversary of the issue date to redeem the Securities. In the case of a Tax Event or a redemption at our own option after the fifth anniversary of the issue date, the Securities will be redeemed at amount equal to the Base Redemption Price (as defined under “Description of the Securities—Optional Redemption”). In the case of a Regulatory Event, the Securities will be redeemed at an amount equal to the greater of the Base Redemption Price and the Make-Whole Amount (as defined under “Description of the Securities—Early Redemption upon Tax Event or Regulatory Event”). We cannot assure you that you will be able to reinvest the amounts received upon redemption at a rate that will provide the same rate of return as your investment in the Securities.

We can issue further debt or other instruments which may rank pari passu with or senior to the Securities or additional preference shares which may effectively rank pari passu with the Securities
     Subject only to the conditions described in “Description of the Securities—Subordination”, there is no restriction on the amount of debt or instruments that we may issue which rank senior or pari passu with the Securities. The issuance of any such instruments may reduce the amount recoverable by you upon any bankruptcy or insolvency and would increase the likelihood that we may suspend the payment of interest on the Securities.
Investors will be deemed to have waived all rights of set-off
     Subject to applicable law, you may not exercise or claim any right of set-off in respect of any amount we owe you arising under or in connection with the Securities and you will be deemed to have waived all such rights of set-off. See “Description of the Securities—Defaults, Limitations of Remedies—General”.
We cannot assure you that the Central Bank will publish new regulations setting out the requirements for Tier I Capital or that, if published, the Securities will qualify as Tier I Capital
     We expect that the Securities will initially qualify as Tier II Capital in accordance with CMN Resolution No. 2,837 of May 30, 2001. We also expect that the Central Bank will establish regulations setting forth requirements for securities, such as the Securities, to classify as Tier I Capital, however we cannot assure you that as to the final content thereof or as to the date on which such regulations may come into effect. Depending on the regulations, we have a right to amend the Securities without your consent in order to qualify them as Tier I Capital, including in ways that could adversely affect you. See “—The requirements for qualification as Tier I Capital in Brazil have not been published and we may amend the terms and conditions of the Securities without your prior consent to qualify the Securities as Tier I Capital”.
If we are unable to make payments on the Securities from the Cayman Islands and must make payments from Brazil, we may experience delays in obtaining or be unable to obtain the necessary Central Bank approvals, which would delay or prevent us from making payments on the Securities
     Securities issued by our Grand Cayman Branch do not require approval by or registration with the Central Bank. In case payment under Securities issued by our Grand Cayman Branch is made directly from Brazil (whether by reason of a lack of liquidity of our Grand Cayman Branch acceleration, enforcement or judgment, imposition of any restriction under the laws of the Cayman Islands), a specific Central Bank approval may be required. If we are unable to obtain the required approvals, if needed for the payment of amounts owed by our Grand Cayman Branch through remittances from Brazil, we may have to seek other lawful mechanisms to effect payment of amounts due under the Securities. However, we cannot assure you that other remittance mechanisms will be available in the future, and even if they are available in the future, we cannot assure you that payment on the Securities would be possible through such mechanism. If we are unable to make payments on the Securities from our Grand Cayman Branch and we are prevented from making the payments from Brazil, we will be forced to suspend interest payments on the Securities, which will not be an event of default under the Securities, but could adversely impact the market value of the Securities. See “Risk Factors—Risks Relating to Brazil” and “Risk Factors—Risks Relating to Bradesco and the Brazilian Banking Industry” in our Form 20-F, which is incorporated herein by reference.
The rating of the Securities may be lowered or withdrawn depending on some factors, including the rating agency’s assessment of our financial strength and Brazilian sovereign risk
     It is a condition to the issuance of the Securities that they be rated as least “Ba2” by Moody’s. The rating reflects the rating agency’s assessment of our ability to make timely payment of interest on each payment date. The rating of the Securities is not a recommendation to purchase, hold or sell the Securities, and the rating does not comment on market price or suitability for a particular investor. We cannot assure you that the rating of the Securities will remain for any given period of time or that the rating will not be lowered or withdrawn. A downgrade in the rating of the Securities will not be an event of default under the indenture. The assigned rating may be raised or lowered depending, among other factors, on the rating agency’s assessment of our financial strength as well as its assessment of Brazilian sovereign risk generally and any change to these may affect the market price or liquidity of the Securities.
The absence of a public market for these Securities may affect your ability to sell these Securities in the future and may affect the price you would receive if such sale were to occur
     The Securities are exchange securities for which there is currently no established market, and, although application has been made to list the Securities on the Luxembourg Stock Exchange, there is no assurance that a market for the Securities will develop. In addition, we may delist the Securities from the Luxembourg Stock Exchange if the provisions of the Transparency Directive require us to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information (see “Available Information”). Although the initial purchaser of the existing Securities has informed us that it currently intends to make a market in the Securities, it is not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, we cannot give any assurance as to the development or liquidity of any market for the Securities.
     The liquidity of and trading market for the Securities may be adversely affected by a general decline in the market for similar securities. Such a decline may adversely affect our liquidity and trading markets independent of our prospects of financial performance. You may not be able to sell your Securities at a particular time, and the prices that you receive when you sell may not be favorable. We also cannot assure you as to the level of liquidity in the trading market for the securities issued in exchange for the Securities pursuant to the exchange offer described in the “Registration Rights Agreement” or, in the case of any Securityholders that do not exchange their Securities in such exchange offer, the trading market for the Securities following completion of the exchange offer.

THIS EXCHANGE OFFER
Purpose and Terms of this Exchange Offer
     The existing securities were originally sold in June 2005 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, U.S.$300 million aggregate principal amount of existing securities is outstanding. In connection with the sale of the existing securities, we entered into a registration rights agreement in which we agreed to file with the SEC a registration statement with respect to the exchange of existing securities for Securities and to use our best efforts to cause the registration statement to remain effective until the closing of the exchange offer. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.
     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to U.S.$300 million aggregate principal amount of existing securities for U.S.$300 million aggregate principal amount of Securities which have been registered under the Securities Act. We will accept for exchange existing securities that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may tender your existing securities in whole or in part in U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.
     This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of existing securities. We reserve the right in our sole discretion to purchase or make offers for any existing securities that remain outstanding after the expiration date or, as detailed under the caption “—Conditions to this Exchange Offer”, to terminate this exchange offer and, to the extent permitted by applicable law, purchase existing securities in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the existing securities entitled to participate in the exchange offer.
     Only a registered holder of the existing securities (or the holder’s legal representative or attorney-in-fact) may participate in the exchange offer. Holders of existing securities do not have any appraisal or dissenters’ rights in connection with this exchange offer. Existing securities which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.
     If we do not accept any tendered existing securities for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted existing securities, without expense, to the tendering holder promptly after the expiration date.
     If you tender existing securities in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing securities in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See “—Fees and Expenses”.
     Unless the context requires otherwise, the term “holder” with respect to this exchange offer means any person in whose name the existing securities are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of existing securities (including, for purposes of this exchange offer, beneficial interests in the existing securities held by direct or indirect participants and existing securities held in definitive form).
     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING SECURITIES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS

RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF EXISTING SECURITIES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.
Expiration Date; Extensions; Amendments
     The term “expiration date” means 5:00 p.m., New York City time on ___, 2005; unless we extend this exchange offer, in which case the term “expiration date” shall mean the latest date and time to which we extend this exchange offer.
     We expressly reserve the right, at any time or from time to time, so long as applicable law allows:
•	to delay our acceptance of existing securities for exchange;

•	to terminate or amend this exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

•	to extend the expiration date and retain all existing securities tendered into this exchange offer, subject, however, to your right to withdraw your tendered existing securities as described under “—Withdrawal Rights”.
     If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the existing securities, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
Procedures for Tendering the Existing Securities
     Upon the terms and the conditions of this exchange offer, we will exchange, and we will issue to the exchange agent, Securities for existing securities that have been validly tendered and not validly withdrawn promptly after the expiration date. The tender by a holder of any existing securities and our acceptance of that holder’s existing securities will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.
Valid Tender
     We will deliver Securities in exchange for existing securities that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your existing securities pursuant to this exchange offer if the exchange agent receives prior to the expiration date at the address listed under the caption “—Exchange Agent:”
•	a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

•	if the existing securities are tendered in accordance with the book-entry procedures set forth below, the tendering security holder may transmit an agent’s message (described below) instead of a letter of transmittal.

     In addition, on or prior to the expiration date:
•	the exchange agent must receive the certificates for the existing securities along with the letter of transmittal; or

•	the exchange agent must receive a timely book-entry confirmation of a book-entry transfer of the tendered securities into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent’s message in lieu of the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.
     Accordingly, we may not make delivery of Securities to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the existing securities, book-entry confirmations with respect to existing securities and the other required documents.
     The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of existing securities into the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.
     If you tender less than all of your existing securities, you should fill in the amount of existing securities you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent’s message if you have not delivered a letter of transmittal. The entire amount of existing securities delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person’s authority to act. For existing securities registered in two or more names, all named holders must sign the letter of transmittal and related tender documents. Tenders from persons other than the registered holder of existing securities will only be accepted if the customary transfer requirements, including any applicable transfer taxes, are fulfilled.
     If you are a beneficial owner of existing securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.
     THE METHOD OF DELIVERY OF EXISTING SECURITIES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND AT YOUR SOLE RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY AND YOU SHOULD OBTAIN PROPER INSURANCE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR EXISTING SECURITIES TO BRADESCO. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.
Book-Entry Transfer
     Holders who are participants in DTC tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program or ATOP at DTC on or prior to the expiration date. DTC will verify this acceptance and execute a book-entry transfer of the tendered Certificates into the exchange agent’s account at DTC. DTC will then send to the exchange agent a book-entry confirmation including an agent’s message confirming that DTC has received an express acknowledgment from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.
     The exchange agent will make a request to establish an account with respect to the existing securities at DTC for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for this exchange offer.
     Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the existing securities by causing DTC to transfer these existing securities into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers.
     If the tender is not made through ATOP, you must deliver the existing securities and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption “—Exchange Agent” prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.
     Delivery of documents to DTC does not constitute delivery to the exchange agent and book-entry transfer to DTC in accordance with its respective procedures does not constitute delivery of the book-entry confirmation to the exchange agent.
Signature Guarantees
     Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:
•	a certificate for existing securities is registered in a name other than that of the person surrendering the certificate; or

•	a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. See “Instructions” in the letter of transmittal.
     In the case of either of the cases outlined above, you must duly endorse these certificates for existing securities or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution” that is a member of a medallion guarantee program, unless these existing securities are surrendered on behalf of that eligible guarantor institution. An “eligible guarantor institution” includes the following:
•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

Guaranteed Delivery
     If you desire to tender existing securities into this exchange offer and:
•	the certificates for the existing securities are not immediately available;

•	time will not permit delivery of the existing securities and all required documents to the exchange agent on or prior to the expiration date; or

•	the procedures for book-entry transfer cannot be completed on a timely basis, you may nevertheless tender the existing securities, provided that you comply with all of the following guaranteed delivery procedures:
•	tender is made by or through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange and must include a guarantee by this eligible guarantor institution in the form in the Notice of Guaranteed Delivery; and

•	within three New York Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:
•	the certificates, or book-entry confirmation, representing all tendered existing securities, in proper form for transfer;

•	a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal, with any required signature guarantees; and

•	any other documents required by the letter of transmittal.
Determination of Validity
•	We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing securities. Our determination will be final and binding on all parties.

•	We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of existing securities that we determine are not in proper form.

•	We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of existing securities if our counsel advises us that the tender is unlawful.

•	We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of existing securities of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

•	Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to us, will be final and binding on all parties.

•	We will not consider the tender of existing securities to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

•	Neither we, our affiliates, the exchange agent, and any other person will be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.
Acceptance for Exchange for the Exchange Securities
     Upon satisfaction or waiver of all of the conditions of the exchange offer, we will accept, promptly after the expiration date, all existing securities properly tendered and will issue the Securities promptly after acceptance of the existing securities. See “—Conditions to this Exchange Offer”. Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, existing securities validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these existing securities for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing securities, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving existing securities, letters of transmittal and related documents and transmitting Securities to holders who validly tendered existing securities. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:
•	the acceptance for exchange or the exchange of any existing securities tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of existing securities;

•	we extend this exchange offer; or

•	we are unable to accept for exchange or exchange existing securities tendered in this exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered existing securities and these existing securities may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights”.
Interest
     For each existing security that we accept for exchange, the existing security holder will receive a Security having a principal amount and final distribution date equal to that of the surrendered existing security. If we complete this exchange offer before September 3, 2005, interest on the Securities will accrue from June 3, 2005. If we complete this exchange offer on or after September 3, 2005, interest on the Securities will accrue from September 3, 2005.
Resales of the Exchange Securities
     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Securities may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
•	you acquire any Security in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Securities;

•	you are not a broker-dealer who purchased outstanding securities directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Bradesco.
     If our belief is inaccurate and you transfer any Security without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your existing securities from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.
     Each broker-dealer that is issued Securities for its own account in exchange for existing securities that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Securities. A broker-dealer who acquired existing securities under these circumstances may use this prospectus for an offer to resell, resale or other retransfer of the Securities.
Withdrawal Rights
     Except as otherwise provided in this prospectus, you may withdraw your tender of existing securities at any time prior to the expiration date.
•	In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption “—Exchange Agent” prior to the expiration date.

•	Each notice of withdrawal must specify:
•	the name of the person who tendered the existing securities to be withdrawn;

•	the aggregate principal amount of existing securities to be withdrawn; and

•	if certificates for these existing securities have been tendered, the name of the registered holder of the existing securities as set forth on the existing securities, if different from that of the person who tendered these existing securities.
•	If you have delivered or otherwise identified to the exchange agent certificates for existing securities, the notice of withdrawal must specify the serial numbers on the particular certificates for the existing securities to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of existing securities tendered for the account of an eligible guarantor institution.

•	If you have tendered existing securities in accordance with the procedures for book-entry transfer listed in “—Procedures for Tendering the Existing Securities — Book-Entry Transfer “, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of existing securities and must otherwise comply with the procedures of DTC.

•	You may not rescind a withdrawal of your tender of existing securities.

•	We will not consider existing securities properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender existing securities at any subsequent time prior to the expiration date by following any of the procedures described above in “—Procedures for Tendering the Existing Securities”.

•	We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

•	We will return to the holder any existing securities which have been tendered but which are withdrawn promptly after the withdrawal.
Conditions to this Exchange Offer
     Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any existing securities. We may terminate this exchange offer, whether or not we have previously accepted any existing securities for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.
Exchange Agent
     We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:
By Mail, Hand and Courier:
The Bank of New York
Corporate Trust Operations, Reorganization Unit
101 Barclay Street – 7 East
New York, New York 10286
Attention: Mr. Kim Lau
By Facsimile: (212) 815 3750
Confirm by telephone: (212) 298 1915
     Delivery to other than the above address or facsimile number will not constitute a valid delivery.
Fees and Expenses
     We will bear the expenses of soliciting tenders of the existing securities. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.
     We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and security trustee reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of existing securities, and in handling or tendering for their customers.
Transfer Taxes
     Holders who tender their existing securities will not be obligated to pay any transfer taxes in connection with the exchange, except that if:
•	you want us to deliver Securities to any person other than the registered holder of the existing securities tendered;

•	you want us to issue the Securities in the name of any person other than the registered holder of the existing securities tendered; or

•	a transfer tax is imposed for any reason other than the exchange of existing securities in connection with this exchange offer, then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.
Consequences of Exchanging or Failing to Exchange Existing Securities
     Holders of existing securities who do not exchange their existing securities for Securities in this exchange offer will continue to be subject to the provisions of the agreements regarding transfer and exchange of the existing securities and the restrictions on transfer of the existing securities set forth on the legend on the existing securities. In general, the existing securities may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the existing securities under the Securities Act except with respect to this exchange offer.
     Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that Securities issued in this exchange offer in exchange for existing securities may be offered for resale, resold or otherwise transferred by the holders (other than any holder that is an affiliate of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Securities are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of these Securities. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.
     Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Securities and has no arrangement or understanding to participate in a distribution of Securities. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Securities to be acquired pursuant to the exchange offer, the holder:
•	could not rely on the applicable interpretations of the staff of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act.
     Each broker-dealer that receives Securities for its own account in exchange for outstanding securities, where the outstanding securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Securities. See “Plan of Distribution”.
     In addition, to comply with state securities laws, the Securities may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Securities to “qualified institutional buyers” (as defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We currently do not intend to register or qualify the sale of the Securities in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS
     We will receive no proceeds from the exchange of existing securities for Securities. The issuance of the Securities will not result in any change in our aggregate indebtedness. The net proceeds from the existing securities was approximately U.S.$290,550,000 (after deducting fees, commissions and other expenses). Those proceeds were used for general corporate purposes.

EXCHANGE CONTROLS AND FOREIGN EXCHANGE RATES
     The real was introduced in July 1994, and from that time through March 1995 the real appreciated against the U.S. dollar. In March 1995 the Central Bank introduced exchange rate policies that established a trading band within which the real-U.S. dollar exchange rate could fluctuate, allowing the gradual devaluation of the real against the U.S. dollar. In January 1999, in response to increased pressure on Brazil’s foreign currency reserves, the Central Bank allowed the real to float freely.
     During 1999 the real experienced high volatility and suffered a sharp decline against the U.S. dollar. During 2000, 2001 and 2002 the real continued to decline against the U.S. dollar, but during 2003, 2004 and the first six months of 2005 it appreciated against the U.S. dollar. Under the current free convertibility exchange system, the real may undergo further devaluation or may appreciate against the U.S. dollar and other currencies.
     The following table sets forth the period-end, average, high and low noon buying rate reported by the Federal Reserve Bank, expressed in reais per U.S. dollars for the periods and dates indicated.
Noon Buying Rate for U.S. dollars
R$  per U.S.$1.00

Period	Period-End	Average(1)	High	Low
2000	1.9510	1.8330	1.9840	1.7230
2001	2.3120	2.3220	2.7880	1.9380
2002	3.5400	2.9420	3.9450	2.2650
2003	2.8950	3.0954	3.6640	2.8270
2004	2.6550	2.9131	3.2085	2.6510

2005
January	2.6115	—	2.7227	2.6115
February	2.5846	—	2.6310	2.5640
March	2.6660	—	2.7755	2.6103
April	2.5330	—	2.6572	2.5135
May	2.4110	—	2.5147	2.3960
June	2.3570	—	2.4887	2.3493
July	2.3855	—	2.4430	2.3265
August (through 3)	2.3090	—	2.3770	2.3090

(1)	Average of the month-end rates beginning with December of previous period through last month of period indicated.
Source: Federal Reserve Bank of New York.
     On August 3, 2005, the noon buying rate reported by the Federal Reserve Bank of New York was R$2.3090 to U.S.$1.00.

     The following table sets forth the period-end, average, high and low selling rate reported by the Central Bank at closing, expressed in reais per U.S. dollars for the periods and dates indicated.
Closing Rate Selling Rate for U.S. dollars
R$  per U.S.$1.00

Period	Period-End	Average(1)	High	Low
2000	1.9554	1.8313	1.9847	1.7234
2001	2.3204	2.3226	2.8007	1.9357
2002	3.5333	2.9461	3.9552	2.2709
2003	2.8892	3.0964	3.6623	2.8219
2004	2.6544	2.9150	3.2051	2.6544
2005
January	2.6248	—	2.7222	2.6248
February	2.5950	—	2.6320	2.5621
March	2.6662	—	2.7621	2.6011
April	2.5313	—	2.6598	2.5195
May	2.4038	—	2.5146	2.3784
June	2.3504	—	2.4891	2.3504
July	2.3905	—	2.4656	2.3304
August (through 3)	2.3151	—	2.3785	2.3151

(1)	Average of the month-end rates beginning with December of previous period through last month of period indicated.
Source: Central Bank.
     On August 3, 2005, the U.S. dollar selling rate reported by the Central Bank at the close of the day was R$2.3151 to U.S.$1.00.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth the computation of and our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2004. The ratio of earnings to fixed charges covers continuing operations, and for this purpose (a) earnings consist of income (loss) before income taxes plus fixed charges and (b) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of defined financing costs and a percentage of rental expense deemed to be interest.

	For the Year Ended December 31,
	2004			2003			2002			2001			2000
	(R$ in millions, except ratios)
Earnings:
Income from continuing operations before income taxes and minority interest	R$	3,940		R$	2,656		R$	2,288		R$	2,838		R$	2,234
Equity in earnings (losses) of unconsolidated companies		(66)			(60)			(150)			(109)			(145)
Distributed income of equity investees		20			85			81			17			74
Interest expense		8,919			9,717			14,927			9,159			6,512
Appropriated portion (1/3) of rent expense		97			91			65			53			42
Earnings available for fixed charges		12,910			12,489			17,211			11,958			8,717
Fixed charges
Interest expense		8,919			9,717			14,927			9,159			6,512
Appropriated portion (1/3) of rent expense		97			91			65			53			42
Total fixed charges	R$	9,016		R$	9,808		R$	14,992		R$	9,212		R$	6,554
Ratio of earnings to fixed charges		1.43	x		1.27	x		1.15	x		1.30	x		1.33	x

DESCRIPTION OF BRADESCO GRAND CAYMAN BRANCH
     Our Grand Cayman branch was established in January 1982, principally for the purpose of obtaining short-term funding used to finance Brazilian trade-related transactions. Our Grand Cayman branch is located at Ansbacher House (3rd floor), 20, Genesis Close, P.O. Box 1818 GT, Grand Cayman, Cayman Islands.
     Our Grand Cayman branch was registered under Part IX of the Companies Law of the Cayman Islands on January 12, 1982 and was granted a Class B (unrestricted) banking license on February 2, 1982 to operate in the Cayman Islands under the Banks and Trust Companies Law, which allows our Grand Cayman branch to conduct all types of banking business in any part of the world, but does not allow our Grand Cayman branch to take deposits from residents of the Cayman Islands or to invest in any asset representing a claim on any person resident in the Cayman Islands, subject to certain exceptions in respect of, inter alia, exempted or ordinary nonresident companies and other licensees. Our Grand Cayman branch’s results of operations are included in our consolidated financial statements.
     According to our Grand Cayman branch financial statements, as at and for the year ended December 31, 2004, prepared in accordance with the applicable requirements of the International Financial Reporting Standards issued by the International Accounting Standards Board, at December 31, 2004 the capital account of our Grand Cayman branch was U.S.$563.5 million and it had total assets of approximately U.S.$5.7 billion.
     The liabilities of our Grand Cayman branch are first covered by the total resources in U.S. dollars of our Grand Cayman branch, but under Brazilian law we are ultimately responsible for all obligations of our Grand Cayman branch. Our Grand Cayman branch is part of us and has no separate legal status or existence. The CMN has issued regulations with respect to the operating and maintaining of offshore branches by Brazilian financial institutions as prescribed by Resolution No. 2,723, as amended. See “Regulation and Supervision—Regulation of Operations in Other Jurisdictions” in our Form 20-F, which is incorporated herein by reference.
     Our Grand Cayman branch is currently engaged in the business of sourcing funds in the international banking and capital markets to provide credit lines for us which are then extended to our customers for working capital and trade-related financings. Our Grand Cayman branch also takes deposits in foreign currency from corporate and individual clients not resident in the Cayman Islands and extends credit to Brazilian and non-Brazilian clients, principally in relation to trade finance with Brazil.

CAPITALIZATION
     The following table sets forth our capitalization at May 31, 2005, as derived from our unaudited consolidated financial statements prepared in accordance with accounting practices adopted in Brazil.
     There has been no material change to our capitalization since May 31, 2005.

	At May 31, 2005
	(U.S.$ in	(R$ in millions,
	millions)(1)	except %)
Long-term debt(2)
Deposits	7,811	18,777
Funds from acceptance and issuance of securities	1,239	2,978
Borrowings and onlendings	2,453	5,896
Other liabilities	4,441	10,675

Total	15,944	38,326

Secured and guaranteed long-term debt(3)
Federal funds purchased and securities sold under agreements to repurchase(3)	1,133	2,723

Total long-term debt	17,077	41,049

Provision related to insurance, private pension plans and special savings	4,897	11,772
Deferred income	24	58
Minority interest	21	51

Stockholders’ equity(4)	7,151	17,189

Total capitalization(5)	29,170	70,119

Risk-based capital ratios
Risk-based capital ratio (6)		17.6%
Risk-based capital ratio (consolidated total basis)(7)		15.3%

(1)	Amounts stated in U.S. dollars have been translated from Brazilian reais at an exchange rate of R$2.4038 per U.S.$1.00, the Central Bank closing commercial selling exchange rate on May 31, 2005. The translation of Brazilian currency amounts into U.S. dollars is for indicative purposes only; it should not be construed as a representation that amounts of reais could be converted into or settled in U.S. dollars at such rate or any other.

(2)	Unsecured and not guaranteed long-term debt.

(3)	Secured by federal funds sold and securities purchased under agreements to resell.

(4)	Retained earnings available for distribution are restricted to earnings recorded in our consolidated financial statements prepared in accordance with accounting practices adopted in Brazil. At May 31, 2005, retained earnings available for distribution, net of treasury shares, were R$4,640 million.

(5)	Total capitalization is equal to the sum of long-term debt, provision related to insurance, private pension plans and special savings, deferred income, minority interest and stockholders’ equity.

(6)	Calculated based on CMN Resolution 2,099 and other applicable regulations and presented on a consolidated basis excluding our non-financial subsidiaries. See “Regulation and Supervision—Bank Regulations” in our Form 20-F which is incorporated herein by reference.

(7)	Calculated based on CMN Resolution 2,723 and other applicable regulations and presented on a consolidated total basis including our non-financial subsidiaries. Since July 31, 2000, as required by CMN Resolution 2,723, we have also been required to measure our capital compliance on a consolidated total basis (which includes both our financial and non-financial subsidiaries). See “Regulation and Supervision— Bank Regulations” in our Form 20-F which is incorporated herein by reference.

RECENT UNAUDITED FINANCIAL INFORMATION
     We present below the most recent unaudited financial information (prepared in accordance with accounting practices adopted in Brazil) because such information has been made available to the public. This information should be read in conjunction with the section “Reconciliation of the Quantitative Differences between U.S. GAAP and Accounting Practices Adopted in Brazil as at and for the Year Ended December 31, 2004” and “Narrative Disclosures about Differences between Accounting Practices Adopted in Brazil and U.S. GAAP” included herein. However, we have made no efforts to reconcile this financial information to U.S. GAAP, and there can be no assurance that the differences between accounting practices adopted in Brazil and U.S. GAAP for the three months ended March 31, 2005 and 2004 are similar to those that we described and quantified in “Reconciliation of the Quantitative Differences between U.S. GAAP and Accounting Practices Adopted in Brazil as at and for the Year Ended December 31, 2004”. Further financial information in respect of the periods indicated below is contained in our Form 6-K, furnished to the SEC on May 17, 2005, which is also deemed to be incorporated in this prospectus.

	Accounting practices adopted in Brazil presentation
	for the three months ended March 31,
	2005		2004
	(R$ in millions)
Consolidated Income Statement Data
Income from financial intermediation (1)	R$	3,364	R$	2,769
Commissions and fees		1,661		1,319
Insurance premiums, pension fund contributions and certificated savings plans		2,796		2,993
Changes in provisions for insurance, pension funds and certificated savings plans		(418)		(878)
Insurance claims and redemption of certificated savings plans		(1,619)		(1,506)
Insurance and pension plan selling expenses		(229)		(212)
Expenses related to pension plan benefits		(745)		(533)
Operating expenses (2)		(2,412)		(2,384)
Equity in earnings of non-consolidated affiliates		(6)		0
Others (3)		(814)		(780)
Income before taxes		1,578		788
Provision for income tax and social contribution		(373)		(179)
Minority interest		—		—

Net income	R$	1,205	R$	609

(1)	Consists of interest and charges on deposits, borrowings, credit assignments and on-lendings, and leasing operations.

(2)	Operating expenses consists of salaries and benefits and other administrative expenses.

(3)	Others consists of tax expenses, other operating revenue (expense) and non-operating income (expense).

	Accounting practices adopted in Brazil presentation for
	the three months ended March 31,
	2005		2004
	(R$ in millions)
Consolidated Balance Sheet Data
Assets
Cash and due from banks	R$	3,058	R$	2,285
Interest-earning deposits in other banks		21,613		19,233
Securities		64,842		53,151
Credit and leasing operations		60,041		48,137
Other receivables		23,589		23,047
Allowance for loan losses		(4,301)		(4,192)
Other assets		17,691		13,929
Equity interests and other investments		1,109		847
Premises and equipment, net		2,176		2,377
Deferred charges		1,481		2,157

Total assets	R$	191,229	R$	160,971

Liabilities and shareholders’ equity
Deposits		71,372		59,186
Deposits received under agreements to repurchase		21,858		15,084
Funds from acceptance and issuance of securities		5,035		6,562
Borrowings and local onlendings – short term		9,590		9,465
Borrowings and local onlendings – long term		6,043		6,351
Provision for insurance, pension funds and certificated savings plans		35,328		27,947
Other liabilities		25,439		22,657
Deferred income		44		27
Minority interest		52		68
Shareholders’ equity		16,538		13,624

Total liabilities and shareholders’ equity	R$	191,229	R$	160,971

RECONCILIATION OF THE QUANTITATIVE DIFFERENCES BETWEEN U.S. GAAP AND ACCOUNTING PRACTICES
ADOPTED IN BRAZIL AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2004
     We have included herein financial information for the three months ended March 31, 2005, published in accordance with accounting practices adopted in Brazil, in “Recent Financial Information” and by incorporation by reference to our Form 6-K furnished to the SEC on May 17, 2005. However, our primary financial statements which are incorporated herein by reference are presented using U.S. GAAP. We present below a reconciliation from U.S. GAAP to accounting practices adopted in Brazil of: (i) the consolidated shareholders’ equity of Banco Bradesco S.A. as of December 31, 2004; and (ii) the net consolidated income of Banco Bradesco S.A. for the year ended December 31, 2004. However, we have made no efforts to reconcile the financial information for the three months ended March 31, 2005 and 2004 to U.S. GAAP, and there can be no assurance that the differences between accounting practices adopted in Brazil and U.S. GAAP for the three months ended March 31, 2005 and 2004 are similar to those that we described and quantified below. The following reconciliation should be read in conjunction with “Narrative Disclosures about Differences between Accounting Practices Adopted in Brazil and U.S. GAAP”.

Unaudited consolidated shareholders’ equity reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil	(R$ in millions)
Shareholders’ equity as reported in the consolidated financial statements of Banco Bradesco S.A. prepared in conformity with U.S. GAAP incorporated herein by reference	15,559

Accounting for goodwill and intangible assets in business acquisitions (1)	(703)
Securities available for sale (2)	(542)
Decrease due to constant currency remeasurement
Premises and equipment, net (3)	(175)
Recognition of provision for premium deficiency of insurance contracts (4)	324
Revenue recognition on sales of branches subject to rental contracts (5)	320
Amortization of gains on the BUS transaction (6)	95
Revenue recognition on credit card fees (7)	79
Accounting for leasing agreements as capital leases (8)	66
Capitalization of software developed for internal use (9)	57
Recognition of guarantees provision (10)	21
Others	43

Deferred income tax effects of the above adjustments, when applicable	71

Shareholders’ equity as reported in the consolidated financial statements prepared in accordance with accounting practices adopted in Brazil	15,215

(R$ in
Unaudited consolidated net income reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil	millions)
Net income as reported on the consolidated financial statements of Banco Bradesco S.A. prepared in conformity with U.S. GAAP incorporated herein by reference	3,327

Accounting for goodwill and intangible assets in business acquisitions (1)	(237)
Securities available for sale (2)	146
Increase due to constant currency remeasurement
Premises and equipment, net (3)	13
Recognition of provision for premium deficiency of insurance contracts (4)	324
Revenue recognition on sales of branches subject to rental contracts (5)	(46)
Amortization of gains on the BUS transaction (6)	(63)
Revenue recognition on credit card fees (7)	16
Accounting for leasing agreements as capital leases (8)	7
Capitalization of software developed for internal use (9)	(1)
Recognition of guarantees provision (10)	21
Other than temporary losses (11)	27
Reclassification of changes in the fair value of foreign-currency-denominated available for sale securities (12)	(397)
Others	19

Deferred income tax effects of the above adjustments, when applicable	(96)

Net income as reported in the consolidated financial statements prepared in accordance with accounting practices adopted in Brazil	3,060

(1)	Under U.S. GAAP, SFAS No. 141 “Business Combinations” requires, among other things, that all business combinations, except those involving entities under common control be accounted for by a single method – the purchase method at the date of acquisition. The acquiring company records identifiable assets and liabilities acquired at their fair values. If assets other than cash are distributed as part of the purchase price, such assets should be valued at fair value. Finite-lived intangible assets are generally amortized on a straight-line basis over the estimated period benefited. The client deposit portfolio intangible asset and relationship portfolios are recorded and amortized over a period in which the asset is expected to contribute directly or indirectly to the future cash flows. Goodwill is no longer amortized but is tested for impairment at least annually. Under accounting practices adopted in Brazil, business combinations are not specifically addressed by accounting pronouncements. Application of the purchase method is generally based on book values. Goodwill or negative goodwill recorded on the acquisition of a company is calculated as the difference between the cost of acquisition and the net book value. Goodwill is subsequently amortized to income over the estimated period benefited, not exceeding 10 years. We recognized extraordinary amortization during 2004. Negative goodwill may be recorded in income over a period consistent with the period over which the investee is expected to incur losses.
(2)	Under U.S. GAAP, in accordance with SFAS No. 115 “Accounting for Investments in Debt and Equity Securities,” all investments in equity securities classified as available for sale securities should be recorded at fair value, with unrealized gains or losses recognized as “other comprehensive income”. Under accounting practices adopted in Brazil, certain investments in equity securities are recorded at cost due to other than trading, available for sale or held to maturity intent. In addition, in circumstances where a temporary unrealized loss is recorded, such amount is recognized in income. The difference in the shareholders’ equity and net income is related to the timing difference that exists between the fair value under U.S. GAAP and carrying value under accounting practices adopted in Brazil.
(3)	Under U.S. GAAP, Brazil was considered to be a highly inflationary environment and accordingly, we recognized the effects of inflation until December 31, 1997 using IGP-DI, which differs in its composition and calculation from UFIR. The IGP-DI is calculated and published by an independent entity (Fundacao Getulio Vargas). Under accounting practices adopted in Brazil and due to the highly inflationary environment which have prevailed in Brazil in the past, a form of inflation accounting, referred to as monetary correction, has been in use for many years to minimize the impact of the distortions in financial statements caused by inflation. We recognized the effects of inflation until December 31, 1995, using the Unidade de Referencia Fiscal, or UFIR, which is the tax reference unit. However, as from January 1, 1996, no inflation accounting adjustments are permitted for financial statements prepared under accounting practices adopted in Brazil. Therefore, because of the indexation period, the premises and equipment and depreciation expense under U.S. GAAP was higher than it would have been under accounting practices adopted in Brazil.
(4)	Under U.S. GAAP, in accordance with SFAS No. 60 “Accounting and Reporting by Insurance Enterprises,” premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient to provide for expected future policy benefits and expenses and to recover any unamortized policy acquisition costs. Under accounting practices adopted in Brazil, the rules to account premium deficiency reserves for health insurance contracts are less comprehensive than U.S. GAAP and therefore, the adjustment in shareholders’ equity and in net income refers to a timing difference in the recognition of such reserves under U.S. GAAP as compared to accounting practices adopted in Brazil.
(5)	Under U.S. GAAP, the sales of certain branches subject to subsequent rental contracts are classified as sale-leasebacks involving real estate and are only recorded as sales if they contain certain characteristics described in SFAS No. 28 “Accounting for Sales with Leasebacks”, SFAS No. 13 and SFAS No. 98 “Accounting for Leases”. For transactions classified as operating leases (relating to property sold for cash) only the portion corresponding to the positive difference between revenue determined at the time of the sale and the present value of the future lease to be paid is recognized immediately as income for the period. The remaining portion is deferred over the corresponding rental contract terms and, in respect of losses only, the amounts are recognized immediately. In cases where the sale is financed, income will be determined only as from the final maturity of the corresponding financing and subsequently recorded in accordance with the criteria described above. Under accounting practices adopted in Brazil, gains and losses on sales of certain branches subject to subsequent rental contracts were directly recorded in earnings.
(6)	Under U.S. GAAP, SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” prohibited the recognition of gains on the sale of the telecommunications infrastructure in 2000 to the Portugal Telecom subsidiary as described in “Information on the Company—History—Recent Important Acquisitions and Joint Ventures—BUS—Serviços de Telecomunicações Joint Venture” in our Form 20-F, which is incorporated herein by reference, because the sale was subject to non-perfunctory contingencies and resulted from noncompliance with certain contractual conditions. These gains are being recognized over a five-year period that began in July 2001, which represents the period of management and administration services for the corporate telecommunications infrastructure to be provided by such Portugal Telecom subsidiary to Bradesco. Under accounting practices adopted in Brazil, gains on the sale of the telecommunications infrastructure were recognized during 2000, at which time the risks and rewards of ownership were considered substantially transferred. Therefore, the difference in shareholders’ equity is related to the remaining gains to be deferred and in the net income is related to the recognition of the year.
(7)	Under U. S. GAAP, credit card fees, periodically charged to cardholders, are deferred and recognized on a straight-line basis over the period in which the fee entitles the cardholder to use the credit card. Under Accounting Practices Adopted in Brazil, credit card fees are directly charged in earnings.
(8)	Under U.S. GAAP, capitalization of leases is required if certain conditions are met. Under this accounting method both an asset and an obligation are recorded in the financial statements and the asset is depreciated in a manner consistent with our normal depreciation policy of owned assets. Under accounting practices adopted in Brazil, all leases are treated as operating leases by the lessee, and the related expense is recognized as the lease installments fall due.
(9)	Under U.S. GAAP, through Statement of Position (which we call “SOP”) 98-1, certain identified costs related to the development and installation of software for internal use should be capitalized as fixed assets, including design of the chosen path, software configuration, software interfaces, coding, installation of hardware and testing. Costs incurred for conceptualization and formulation of alternatives, training and application maintenance should be expensed as incurred. Under accounting practices adopted in Brazil, generally more computer development costs are capitalized at cost and amortized at annual rates of 20% to 50%.
(10)	Under U.S. GAAP, FASB Interpretation (which we call “FIN”) No. 45 “Guarantors’ Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others” requires, among other things, the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. Under accounting practices adopted in Brazil, the rules to account a liability for the guarantor’s obligations under a guarantee are less comprehensive than U.S. GAAP. A liability is generally recognized when such commitments are drawn.
(11)	Under U.S. GAAP, in accordance with SFAS No. 115 “Accounting for Investments in Debt and Equity Securities,” if a decline in fair value is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings. Subsequent increases in the fair value of available-for-sale securities shall be included in other comprehensive income. Under accounting practices adopted in Brazil, the rules to account other than temporary losses are stated more generally and are less comprehensive than U.S. GAAP and therefore, the adjustment in net income refers to a timing difference in the recognition of other than temporary losses on available for sale securities under U.S. GAAP as compared to accounting practices adopted in Brazil.

(12)	Under U.S. GAAP, through Emerging Issues Task Force (which we call “EITF”) No. 96-15 “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities,” the entire change in market interest rates and foreign exchange rates since acquisition of a foreign-currency-denominated Available-for-sale security should be reported in shareholders’ equity. Under accounting practices adopted in Brazil, all exchange variation on foreign-currency-denominated Available-for-sale securities is recognized in the statement of income.

NARRATIVE DISCLOSURES ABOUT DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND
U.S. GAAP
     The narrative disclosures about differences between accounting practices adopted in Brazil and U.S. GAAP which follows is subject to and is qualified in their entirety by reference to the respective pronouncements of the Brazilian and United States accounting professions.
Premises and Equipment — Constant currency remeasurement
     Due to the highly inflationary conditions which have prevailed in Brazil in the past, a form of inflation accounting, referred to as monetary correction, has been in use for many years to minimize the impact of the distortions in financial statements caused by inflation. However, as from January 1, 1996 no inflation accounting adjustments are permitted for financial statements prepared under accounting practices adopted in Brazil.
     Under U.S. GAAP, in most cases, price-level restatement of financial statements is not permitted. However, a methodology is prescribed by APB Statement No. 3, “Financial Statements restated for General Price-Level Changes” for companies operating in hyper-inflationary environments in which inflation has exceeded 100% over the last three years and which report in local currency. As from a date between July 1, 1997 and January 1, 1998, the Brazilian economy is no longer highly-inflationary as the increase in the general price index was less than 100% over the previous three years.
Accounting for goodwill and intangible assets in business acquisitions
     Under accounting practices adopted in Brazil, business combinations are not specifically addressed by accounting pronouncements. Application of the purchase method is generally based on book values. Goodwill or negative goodwill recorded on the acquisition of a company is calculated as the difference between the cost of acquisition and the net book value. Shares issued in exchange for shares of other companies in connection with a business acquisition were accounted for at their net asset value per share. Goodwill is subsequently amortized to income over a period not to exceed 10 years or certain extraordinary amortization is acceptable. Negative goodwill may be recorded in income over a period consistent with the period over which the investee is expected to incur losses.
     Under U.S. GAAP, during June 2001, the Financial Accounting Standards Board (known as “FASB”) issued SFAS No. 141 “Business Combinations”, which amends Accounting Principles Board (known as “APB”) Statement No. 16 and which requires, among other things, that all business combinations, except those involving entities under common control be accounted for by a single method – the purchase method.
     Under SFAS No. 141, the acquiring company records identifiable assets and liabilities acquired at their fair values. The shares issued in exchange for shares of other companies are accounted for at fair value based on the market price.
     In addition, SFAS No. 141 sets out more detailed guidelines as to the recognition of “intangible assets” (as defined in the SFAS). Under SFAS No. 141 and SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets with indefinite lives are no longer amortized. Under SFAS No. 142, the amount of goodwill will be evaluated for impairment annually, and in the case of impairment its recorded value will be adjusted accordingly. If assets other than cash are distributed as part of the purchase price, such assets should be valued at fair value.
     Under SFAS No. 141 negative goodwill will be recognized as an extraordinary gain in the statement of operations. Finite-lived intangible assets are generally amortized on a straight-line basis over the estimated period benefited. The client deposit and relationship portfolios intangible asset is recorded and amortized over a period in which the asset is expected to contribute directly or indirectly to the future cash flows.
     SFAS No. 147, “Acquisitions of Certain Financial Institutions” has been issued and amends both SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions” and SFAS No. 144, “Accounting for the

Impairment or Disposal of Long-Lived Assets”. Under the new standard, which is effective for acquisitions for which the date of acquisition is on or after October 1, 2002, the requirement in paragraph 5 of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset is no longer within the scope of SFAS No. 72. Such transactions are now required to be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, SFAS No. 144 amends SFAS No. 72 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Those intangible assets are now subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.
Marketable Debt and Equity Securities
     Under accounting practices adopted in Brazil until June 30, 2002, marketable debt and equity securities were generally stated at the lower of cost or market value. Gains were recognized in earnings when realized. Additionally, certain specific investments (such as mutual funds investments) were carried at market value.
     In November 2001 the Brazilian Central Bank issued Circular No. 3,068, a new regulation relating to the classification and valuation of securities in general. Circular No. 3,068 became effective on June 30, 2002. This new regulation establishes the criteria by which securities are classified based on the investment strategy of the financial institution as either trading securities, available-for-sale or held-to-maturity and defines the recognition of the fair market value of such securities as the basis for its presentation in the financial statements, except in the case where the investment strategy is to hold the investment until maturity. Recognition of changes in fair market value for trading securities is in income, while for available-for-sale securities it is directly in stockholders’ equity. The rules to account for securities under Circular No. 3,068 are stated more generally and are less comprehensive than the standards to account for securities under U.S. GAAP. Certain investments in equity securities are recorded at cost due to other than trading, available for sale or held to maturity intent and the rules to account other than temporary losses are stated more generally and are less comprehensive than U.S. GAAP. In circumstances where a temporary unrealized loss is recorded, such amount is recognized in income.
     In addition, all exchange variation on foreign-currency-denominated available for sale securities is recognized in the statement of income.
     Under U.S. GAAP, in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”, for enterprises in industries not having specialized accounting practices, marketable securities are carried at: (i) amortized cost (debt securities held to maturity); (ii) at market value with gains and losses reflected in income (debt and equity securities classified as trading account securities); and (iii) at market value with gains and losses reflected in equity as “other comprehensive income” (debt and equity securities classified as available for sale). In addition, if a decline in fair value is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings.
     In November 2003, the Financial Accounting Standards Board ratified the Emerging Issues Task Force (known as “EITF”) pronouncement EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This EITF pronouncement requires certain additional disclosures in relation to other-than-temporary impairments investments accounted for under the cost method, or investments classified as either securities available for sale or held to maturity under SFAS 115 (including individual securities and mutual funds) and investments accounted for under SFAS 124. These additional disclosures are required for periods ended after December 15, 2003. In June 2004, the Emerging Issues Task Force finalized its revision of EITF Issue 03-1 requiring the application of additional procedures to determine when an investment is considered impaired, when that impairment is other-than-temporary and the measurement of impairment loss, including subsequent accounting effective for the year ended December 31, 2004. In September 2004, the FASB issued FSP-EITF 03-1-1 and delayed the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance.

     In accordance with Emerging Issues Task Force (which we call “EITF”) No. 96-15 “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities,” the entire change in market interest rates and foreign exchange rates since acquisition of a foreign-currency-denominated available for sale security should be reported in shareholders’ equity.
Sales of Branches Subject to Rental Contracts
     Under accounting practices adopted in Brazil, gains and losses on sales of branches subject to rental contracts are directly recorded in current earnings, and disclosure requirements are generally not as comprehensive as under U.S. GAAP.
     Under U.S. GAAP, these sales are recorded pursuant to SFAS No. 13 and SFAS No. 98, “Accounting for Leases” and SFAS No. 28 “Accounting for Sales with Leasebacks.” For transactions classified as operating leases (relating to property sold for cash) only the portion corresponding to the positive difference between revenue determined at the time of the sale and the present value of the future lease to be paid is recognized immediately as income for the period. The remaining portion is deferred over the corresponding rental contract terms and, in respect of losses only, the amounts are recognized immediately. In cases where the sale is financed, income will be determined only as from the final maturity of the corresponding financing and subsequently recorded in accordance with the criteria described above.
Recognition of Gains
     Under accounting practices adopted in Brazil, gains on the sale of the telecommunications infrastructure were recognized during 2000, at which time the risks and rewards of ownership were considered substantially transferred, although final approval by a regulatory authority was still required.
     Under U.S. GAAP, SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” prohibited the recognition of gains on the sale of the telecommunications infrastructure in 2000 to the Portugal Telecom subsidiary as described in “Information on the Company—History—Recent Important Acquisitions and Joint Ventures—BUS—Serviços de Telecomunicações Joint Venture” in our Form 20-F, which is incorporated herein by reference, because the sale was subject to non-perfunctory contingencies and resulted from noncompliance with certain contractual conditions. These gains are being recognized over a five-year period that began in July 2001, which represents the period of management and administration services for the corporate telecommunications infrastructure to be provided by such Portugal Telecom subsidiary to Bradesco.
Credit Card Fees
     Accounting practices adopted in Brazil do not provide for any specific treatment of credit card fees. Credit card fees are recognized when the credit card is issued and this treatment is consistent with standard banking practice.
     Under U.S. GAAP, credit card fees periodically charged to cardholders are deferred and recognized on a straight line basis over the period in respect of which the fee entitles the cardholder to use the credit card.
Leasing Agreements as Capital Leases
     Under accounting practices adopted in Brazil, all leases are treated as operating leases and recognized as expense at the time that each lease installment falls due. In addition, financial institutions should record their leasing operations on the basis of accounting principles prescribed by the Central Bank.
     Under U.S. GAAP, lease capitalization is required if certain conditions are met. Under this accounting method, both an asset and an obligation are recorded in the financial statements and the asset is depreciated in a manner consistent with our normal depreciation policy of owned assets.

Capitalization of Software Developed for Internal Use
     Under accounting practices adopted in Brazil, generally more computer development costs are capitalized at cost and amortized at annual rates of 20% to 50%.
     Under U.S. GAAP, through Statement of Position (which we call “SOP”) 98-1, certain identified costs related to the development and installation of software for internal use should be capitalized as fixed assets, including design of the chosen path, software configuration, software interfaces, coding, installation of hardware and testing. Costs incurred for conceptualization and formulation of alternatives, training and application maintenance should be expensed as incurred.
Income Taxes
     Under accounting practices adopted in Brazil, the recognition of tax credits derived from temporary differences and tax losses is an area that requires considerable judgment. In general, tax credits are recognized when there is evidence of future realization in a continuous operation. Central Bank’s Circular No. 2,746, dated March 1997, specifies that tax credits can be accounted only if: (i) the loss has been caused by identified and unusual events and the probability of new and similar events is unlikely; (ii) there is an expectation of generating positive results for subsequent periods, as well as generation of tax liabilities to permit the realization of tax credits, properly verified through a technical analysis; and (iii) there are tax obligations accounted for as liabilities, up to the limit and corresponding to the same period, in order to apply the tax credit. Tax credit recognition rules prohibit keeping the tax credit whenever there has been a tax loss for the last three-year period (including the current year) or available evidence indicates that realization is unlikely. On December 30, 2002, the Brazilian Central Bank issued Circular No. 3,171 which: (i) requires additional supporting analysis to recognize deferred tax assets; (ii) requires as a condition to recognize deferred tax assets a history of profitability presenting taxable income in three out of five fiscal years (including the year being reported); and (iii) prohibits recognition of deferred tax assets if it is expected that will be realized in more than 5 years as from the reporting date. Circular No. 3,171 has been effective from December 2002 and supersedes prior Circular No. 2746.
     Under U.S. GAAP, the liability method is used to calculate the income tax provision, as specified in SFAS No. 109, “Accounting for Income Taxes”. Under the liability method, deferred tax assets or liabilities are recognized with a corresponding charge or credit to income for differences between the financial and tax basis of assets and liabilities to each year/period end. Deferred taxes are computed based on the enacted tax rate of income taxes. Net operating loss carry forwards arising from tax losses that are recognized as assets. A valuation allowance is recognized against a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
Guarantees Provision
     Under accounting practices adopted in Brazil, guarantees granted to third parties are recorded in memorandum accounts. When fees are charged for issuing guarantees, the fee is recognized in income over the period of the guarantee. When the guaranteed party has not honored its commitments and the guarantor should assume a liability, a credit is recognized against the guaranteed party representing the right to seek reimbursement for such party with recognition of the related allowance for losses when considered appropriate.
     Under U.S. GAAP, FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” is effective for guarantees issued or modified after December 31, 2002. FIN No. 45 requires that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Specific disclosures of guarantees granted are also required under FIN No. 45.
Employee Benefits
     Under accounting practices adopted in Brazil employee pension costs and other benefits were expensed as they fall due until the issuance by the Instituto dos Auditores Independentes do Brasil (known as “IBRACON”) of

Normas e Procedimentos de Contabilidade (known as “NPC”) statement 26. As from the fiscal years beginning on or after December 31, 2002, with prior application encouraged, NPC 26 (approved by the CVM) should be applied by plan sponsors that are public companies to account for employee benefits including pension costs and other-post-employment benefits. Under the new standard an actuarial method is used for determining defined benefit pension costs and other post-employment benefits and provides for the deferral of actuarial gains and losses (in excess of a specific band). Defined contribution pension plans and other post-employment benefits require the recognition as an expense of contributions when they fall due. If the new standard were implemented up to December 31, 2001 the impact on adoption may be recognized against retained earnings; if the standard is implemented after December 31, 2001 such impact should be recognized in net income over five years or over the estimated remaining life if it is shorter. Specific disclosures are required in financial statements for the year ended December 31, 2001 including the funded/unfunded status of the plan.
     Under U.S. GAAP employee pension costs are recognized in accordance with SFAS No. 87 “Employers’ Accounting for Pensions”.
     SFAS No. 87 requires the use of an actuarial method for determining defined benefit pension costs and provides for the deferral of actuarial gains and losses (in excess of a specific band) that result from changes in assumptions or actual experience differing from that assumed. SFAS No. 87 also provides for the prospective amortization of costs related to changes in the benefit plan, as well as the obligation resulting from transition and requires disclosure of the components of periodic pension costs and the funded status of pension plans. SFAS No. 132, “Employers’ Disclosures About Pensions and Other Post-retirement Benefits,” which became effective for all entities for fiscal years beginning after December 15, 1997, modified the disclosure requirements under SFAS No. 87. For financial statements of annual periods ending after December 15, 2003, SFAS 132 was revised (“SFAS 132R”) and provides disclosure requirements in the original statement and requires additional disclosures about pension plan assets, expected benefit obligations, cash flows for future contributions and benefit payments and other relevant information.
     Under U.S. GAAP, SFAS No. 106 “Employers’ Accounting for Post-retirement Benefits other than Pensions” applies to all post-retirement benefits related to life insurance provided outside a pension plan or to other post-retirement benefits, including health care and welfare benefits, expected to be provided by an employer to current and former employees. SFAS No. 106 is similar to SFAS No. 87 in that the cost of a post-retirement benefits plan should be recognized over the employees’ service periods and that actuarial assumptions are used to project the cost of health care benefits and the present value thereof. Under SFAS No. 106 a company is required to describe the plan, employee groups covered, type of benefits provided, funding policy, periodic plan costs, types of assets held, and any matter affecting comparability, among other disclosures.
     For employee termination benefits associated with exit or disposal activities initiated after December 31, 2002, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” applies. Under this new pronouncement, a liability for a cost associated with an exit or disposal activity should be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for onetime termination benefits that is incurred over time. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met in accordance with Paragraph 35 of FASB Concepts Statement No. 6 “Elements of Financial Statements”. In the unusual circumstances in which fair value cannot be reasonably estimated, the liability should be recognized initially in the period in which fair value can be reasonably estimated. In the case of a liability for one-time benefits that is incurred over time a liability for the termination benefits shall be measured initially at the communication date of the termination plan based on the fair value of the liability as of the termination date. The liability should be recognized ratably over the future service period. A change resulting from a revision to either the timing or the amount of estimated cash flows over the future service period shall be measured using the credit-adjusted risk-free rate that was used to measure the liability initially. The cumulative effect of the change shall be recognized as an adjustment to the liability in the period of the change.
Pension Investment Contracts
     Under U.S. GAAP, pension investment contracts where the investment risk is for the account of policyholders, are considered investment contracts in accordance with the requirements of SFAS 97, “Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses

from the Sale of Investments” and SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long-Duration Contracts and for Separate Accounts”. During the accumulation phase of the pension investment contracts where the investment risk is for the account of policyholder, in which the policyholders have agreed to the insurance terms of the plan, the contracts are treated as an investment contract. During the annuity phase the contract is treated as an insurance contract with mortality risk. Account values are not actuarially determined. Rather, account values are increased by the deposits received and interest credited (based on contract provisions) and are reduced by withdrawals and administrative expenses charged to the policyholders. An additional liability for the contract feature is established if the present value of expected annuitization payment at the expected annuitization date exceeds the expected account balance at the annuitization date, in accordance with SOP 03-1.
     Under accounting practices adopted in Brazil, investment contract products including Vida Gerador de Beneficio Livre, or VGBL, enabling the insured party to redeem the invested amount at any time, while still offering coverage in case of death, accident or disability and PGBL, which enables customers to save for retirement with a tax-deductible feature and may include insurance coverage for death, accident or disability are recorded in accordance with the rules and regulations issued by the Superintendence of Private Insurances (known as “SUSEP”).
Provision for Premium Deficiency
     Under U.S. GAAP, in accordance with SFAS No. 60 “Accounting and Reporting by Insurance Enterprises,” premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient to provide for expected future policy benefits and expenses and to recover any unamortized policy acquisition costs.
     Under accounting practices adopted in Brazil, the rules to account premium deficiency reserves for health insurance contracts are less comprehensive than U.S. GAAP and therefore, the adjustment in shareholders’ equity and in net income refers to a timing difference in the recognition of such reserves under U.S. GAAP as compared to accounting practices adopted in Brazil.

DESCRIPTION OF THE SECURITIES
     The following summary describes certain provisions of the Securities and the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the Securities. Copies of the indenture and specimen Securities may be obtained by prospective investors upon request to the trustee or the paying agent in Luxembourg at the addresses set forth under “Available Information”.
General
     The Securities will be issued under the indenture dated as of June 3, 2005 date between us and the Trustee.
     The terms of the Securities are stated in the indenture. The following is a summary of the material terms and provisions of the indenture and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture and those terms made part of the indenture by the Trust Indenture Act of 1939, as amended. Investors should read the indenture in its entirety. In this summary, the words “we”, “us” and “our” refer only to Banco Bradesco S.A., acting through its Grand Cayman branch, and not to the Banco Bradesco S.A. subsidiaries, unless the context otherwise requires.
     The Securities
•	are our direct, unsecured subordinated obligations, subordinated in right of payment to all existing and future Senior Debt in accordance with the subordination provisions in the indenture;

•	are issued in an aggregate principal amount of U.S.$300,000,000; and

•	are perpetual securities and have no fixed maturity or redemption date.
Form and Denomination
     We will issue the Securities only in fully registered form in the form of beneficial interests in one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company or DTC. The Securities will be issued only in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. (see “Form, Denomination and Transfer” for more information about the form of the Securities and their clearance and settlement).
Interest
     For each Interest Period (as defined herein), cash interest on the Securities will accrue at a fixed rate per annum equal to 8.875% of the outstanding principal amount of the Securities (the “Principal Amount”) and, unless we elect not to pay interest (see “—Limitation on Obligation to Make Interest Payments”), interest will be payable quarterly in arrears on March 3, June 3, September 3 and December 3 of each year, commencing on September 3, 2005 (each such date, an “Interest Payment Date”). Interest payable on each Interest Date will be calculated on the basis of a 360-day year of twelve 30-day months, and will accrue from and including the immediately preceding Interest Payment Date (or the Issue Date with respect to interest payable on September 3, 2005), to but excluding the relevant Interest Payment Date (each such period, an “Interest Period”).
     If any Interest Payment Date or Redemption Date (as defined below) falls on a day that is not a Business Day (as defined below), the relevant payment will be payable on the next succeeding Business Day without adjustment, interest or further payment as a result thereof.
     “Business Day” means a day that is a day other than Saturday, Sunday or a day on which banking institutions in São Paulo, Brazil, the Cayman Islands or New York City, United States generally are authorized or required by law or order to remain closed.

     “Redemption Date” means the date of redemption of the Securities pursuant to the terms and conditions of the indenture.
     Interest on the Securities will be payable on each Interest Payment Date to those persons registered as holders on each record date. Each record date will be the Business Day which is fifteen calendar days prior to the relevant Interest Payment Date. Payments of amounts in respect of any Securities represented by global securities will be made by the Trustee to DTC. Any such payments of interest and other payments on or in respect of the Securities will be in United States Dollars and will be calculated by the Trustee or such other agent as we may appoint.
Limitation on Obligation to Make Interest Payments
     Interest on the Securities will not be due and payable and will not accrue or accumulate if (i) we determine that we are, or if such interest payment would result in us being, in non-compliance with applicable capital regulations relating to our required net worth (Patrimônio Líquido Exigido), or (ii) the Central Bank or any applicable Governmental Authority otherwise determines that such interest payment may not be made, or (iii) certain insolvency or bankruptcy events as described under “—Subordination” occur, or (iv) certain defaults as described under “—Subordination” occur, or (v) we elect to suspend the accrual of interest. In the case of a suspension of accrual pursuant to clauses (i) to (iv) above inclusive, we will not be subject to the covenant set forth under “—Dividend Stopper” below. The suspension of accrual of interest pursuant to clause (v) above is subject to and contingent upon our compliance with the covenant set forth under “—Dividend Stopper” below. In the event that we elect to suspend the payment of interest, we are required to deliver to the Trustee an Officer’s Certificate to that effect no later than the sixteenth Business Day prior to the relevant Interest Payment Date.
     In the event we do not pay interest because we have exercised our right not to do so, interest will not accrue or accumulate and will not be deemed due and payable under the terms of the Securities.
     “Governmental Authority” means the government of Brazil, the Cayman Islands, or any political subdivision thereof, whether federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over us.
     “Junior Securities” means our Common Shares, or any other Securities or instruments which rank junior to the Securities, as regards interest on a return of assets upon liquidation or in respect of interest or payment of dividends or any other payments thereon.
     “Common Shares” means our common shares.
     “Parity Securities” means our most senior ranking shares (if any), any non-cumulative preferred shares, any securities which rank or are expected to rank pari passu with the Securities, or any other instruments which qualify as Tier I capital, other than the Junior Securities.
Dividend Stopper
     The indenture provides that, in the event that: (i) no interest was paid when due and payable, or (ii) interest has not been paid in accordance with clause (v) of the first paragraph under “—Limitation on Obligation to Make Interest Payments” above, we will not recommend to our shareholders and, to the fullest extent permitted by applicable law, will otherwise act to prevent, any action that would constitute a Restricted Payment Event (as defined below) until payments on the Securities have been resumed in full for an equivalent period of 12 months.
Restricted Payment Event
     Each of the following will constitute a “Restricted Payment Event”:

•	we declare, pay or distribute a dividend or interest on capital or make payment on, or in respect of, any of our Junior Securities or Parity Securities; or

•	we or any of our subsidiaries redeem, purchase or otherwise acquire for any consideration any of our or our subsidiaries’ Junior Securities or any Parity Securities, other than:
(a)	by conversion into or in exchange for our Common Shares;

(b)	in connection with transactions effected by or for the account of our customers or customers of any of our subsidiaries in connection with interest, trading or marketmaking activities in respect of the Junior Securities or Parity Securities;

(c)	in connection with our satisfaction of any of our or our subsidiaries’ obligations under any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants;

(d)	as a result of a reclassification of our capital stock or the capital stock of any of our subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

(e)	the purchase of the fractional interests in shares of our capital stock or the capital stock of any of our subsidiaries pursuant to the conversion or exchange provisions of such capital stock (or the security being converted or exchanged).
     In the event of a breach of our covenant not to make or cause a Restricted Payment Event or of any of our other obligations under the Securities and the indenture (other than a breach that results in a Payment Default), a holder of Securities would not be entitled to accelerate or institute bankruptcy proceedings and would only be entitled to rights and remedies provided under New York, Cayman Islands and Brazilian law.
Additional Amounts
     All payments in respect of the Securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Brazil or the Cayman Islands or, in the event that we appoint additional paying agents, by the jurisdictions of such additional paying agents (each, a “Taxing Jurisdiction”) or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes or duties is required by law or the official interpretation thereof, or by the administration thereof. In that event, we will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder of any Security after such withholding or deduction shall equal the respective amounts which would have been receivable by such holder in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable in respect of payment in respect of any Security:
(i)	to the extent that such taxes or duties are imposed or levied by reason of such holder (or the beneficial owner) having some connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Security;

(ii)	to the extent that such taxes or duties are imposed on, or measured by, net income of the holder (or beneficial owner);

(iii)	in respect of which the holder (or beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning its nationality, residence, identity or connection with the Taxing Jurisdiction if (1) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the taxes, (2) the holder (or beneficial owner) is able to comply with those requirements without undue hardship and

(3) we have given all holders at least 30 days prior notice that they will be required to comply with such requirements;
(iv)	in respect of which the holder (or beneficial owner) fails to surrender (where surrender is required) its Security for payment within 30 days after we have made available a payment of principal or interest provided that we will pay Additional Amounts to which a holder would have been entitled had the Security been surrendered on any day (including the last day) within such 30-day period;

(v)	to the extent that such taxes or duties are imposed by reason of any estate, inheritance, gift, value added, use or sales tax or any similar taxes, assessments or other governmental charges;

(vi)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(vii)	by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Security to another paying agent in a member state of the European Union.
     Any reference to payments on the Securities shall be deemed also to include the payment of any Additional Amounts. However, no holder of a Security shall be entitled to receive any Additional Amounts greater than the amounts necessary in order that the net amounts receivable by such holder after such withholding or deduction equal the respective amounts which would have been receivable by such holder in the absence of such withholding or deduction, subject to the exceptions above.
Optional Redemption
     The Securities are perpetual securities and have no fixed maturity date or mandatory redemption date.
     With the prior approval of the Central Bank (if applicable), we may at our option redeem the Securities in whole but not in part, on June 3, 2010 (the “First Call Date”), or any Interest Payment Date occurring thereafter, at a redemption price equal to (i) 100% of the aggregate Principal Amount of the Securities, plus (ii) accrued and unpaid interest, if any, thereon with respect to the then current Interest Period through the Redemption Date, plus (iii) any other amounts accrued and unpaid under the Securities and the indenture (the “Base Redemption Price”).
     With the prior approval of the Central Bank (if applicable), we may purchase Securities on the market at any time (in any manner and at any price) provided that such Securities are promptly tendered to the Trustee for cancellation. Upon cancellation, such Securities will no longer be considered part of our capital.
Early Redemption upon Tax Event or Regulatory Event
     At any time before June 3, 2010, with the prior approval of the Central Bank and any other governmental authority (if applicable), we may redeem the Securities following the occurrence of a Tax Event or Regulatory Event (each such term as defined below). In the case of redemption following a Tax Event, we will redeem the Securities at a redemption price equal to the Base Redemption Price. In the case of redemption following a Regulatory Event, we will redeem the Securities at a price equal to the greater of the Base Redemption Price and the Make Whole Amount (as defined below).
     In the case of a Tax Event, we are required, prior to exercising the right of redemption, to deliver to the Trustee notice together with a written legal opinion of independent Brazilian counsel of recognized standing, selected by us, in a form satisfactory to the Trustee confirming that we are entitled to exercise such right of redemption.
     “Tax Event” means that we determine that immediately prior to the giving of the notice referred to below on the next Interest Payment Date, we would, for reasons outside our control, be obligated to pay Additional

Amounts in excess of Additional Amounts which we would be obligated to pay if payments of interest under the Securities were subject to withholding or deduction at a rate of 15% or higher and we cannot avoid such circumstance by taking reasonable measures.
     “Regulatory Event” means that, subsequent to the time the Securities initially qualify as Tier I capital, we are notified in writing by the Central Bank that the Securities may not be included in our consolidated Tier I capital.
     “Make-Whole Amount” means an amount per Security as determined by the Independent Investment Banker (as defined below), equal to the sum of (i) the present value of a payment of the Principal Amount, plus (ii) the present value of the scheduled quarterly cumulative interest payments from the Redemption Date through and including the First Call Date, in each case of (i) and (ii) above, discounted from the First Call Date (in the case of the Principal Amount) or the applicable Interest Payment Date (in the case of scheduled interest payments) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury Rate plus 0.25%, plus (iii) any accumulated and unpaid interest for the then current Interest Period through the Redemption Date, plus (iv) any other amounts accrued and unpaid under the Securities and the indenture.
     “U.S. Treasury Rate” means (i) the yield, under the heading that represents the average for the week immediately prior to the Redemption Date, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication that is published weekly by the U.S. Federal Reserve and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity most closely corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life will be determined and the U.S. Treasury Rate will be the rate obtained by interpolating or extrapolating from such yields on a straightline basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the Redemption Date. The U.S. Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.
     “Remaining Life” means the period from the Redemption Date to and including the First Call Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after the First Call Date, the two most closely corresponding United States Treasury securities will be used as the Comparable Treasury Issue, and the U.S. Treasury Rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.
     All percentages resulting from any calculation related to the U.S. Treasury Rate will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation related to the U.S. Treasury Rate will be rounded to the nearest cent (with one-half or unit being rounded upwards).
     “Comparable Treasury Price” means with respect to the relevant Redemption Date (A) the average of four Reference Treasury Dealer Quotations (as defined below) for the Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
     “Reference Treasury Dealer” means Merrill Lynch Government Securities Inc. and its successors; provided, however, that if any of the foregoing or their affiliates will cease to be a primary U.S. Government

Securities dealer in the City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date.
     “Stated Rate” means, for any Interest Period, 8.875% per annum.
Notice of Redemption
     In the event that we exercise our option to redeem the Securities (subject to obtaining any required regulatory approvals), we will give the Trustee notice of redemption 45 days prior to the proposed redemption (unless a shorter period of time is agreed upon) and the holders written notice not less than 30 nor more than 60 days prior to the Redemption Date. Any such notice of redemption is irrevocable and will be given as described in the indenture. If the redemption price in respect of any Securities is improperly withheld or refused and is not paid by us, interest on the Securities will continue to be payable until the redemption price is paid in full.
     Notices to be given to holders of a global security will be given only to DTC in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of Securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the Trustee’s records, and will be deemed given when mailed. Neither the failure to give notice to a particular holder, nor the defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
Subordination
     Subject to applicable law, the Securities constitute our direct, unsecured and subordinated obligations and rank pari passu without any preference among themselves.
     The rights and claims of the holders of the Securities are subordinated to the rights and claims of the holders of all our Senior Debt. Upon our liquidation, moratorium of payments, bankruptcy or emergency measure being declared, the rights and claims of holders of the Securities will rank prior to all holders of Junior Securities in accordance with and by virtue of the subordination provisions thereof, and equally with the holders of our existing preferred shares and any other Parity Securities then outstanding. Upon our liquidation, moratorium of payments or bankruptcy or emergency measure being declared, any payments on the Securities will be subordinate to, and subject in right of payment to the prior payment in full of, all Senior Debt.
     “Senior Debt” means:
(i)	all claims of our unsubordinated creditors;

(ii)	all claims of our creditors whose claims are, or are expressed to be, subordinated only to the claims of our unsubordinated creditors (whether only in the event of our bankruptcy or otherwise); and

(iii)	all claims of all of our other creditors, except those whose claims are, or are expressed to rank, pari passu with, or junior to, the claims of holders of the Securities.
     The indenture provides that, unless all principal of, and any premium or interest on, Senior Debt has been paid in full, no payment or other distribution may be made in respect of the Securities in the following circumstances:

(i)	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

(ii)	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any Senior Debt beyond any applicable grace period or (b) in the event that any event of default with respect to any Senior Debt has occurred and is continuing beyond any applicable grace period, permitting the holders of that Senior Debt (or a trustee) to accelerate the maturity of that Senior Debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).
     If the Trustee under the indenture or any holders of the Securities receive any payment or distribution that is prohibited under the subordination provisions, then the Trustee or the holders will have to repay that money to the holders of the Senior Debt.
     Even if the subordination provisions prevent us from making any payment when due and payable on the Securities, we will be in default on our obligations under the Securities if we do not make the payment when due and payable. This means that the Trustee under the indenture, and the holders of the Securities, can take action against us, but they will not receive any money until the claims of the holders of Senior Debt are fully satisfied.
     The indenture allows the holders of Senior Debt to obtain a court order requiring us and any holder of Securities to comply with the subordination provisions.
     The indenture provides that, so long as any of the Securities remain outstanding, we will not issue any preferred shares (or other securities or instruments which are akin to preferred shares as regards distributions on a return of assets upon our liquidation or in respect of distribution or payment of dividends and/or any other amounts thereunder by us) or give any guarantee or contractual support arrangement in respect of any of our preferred shares or such other securities or instruments or in respect of any other entity if such preferred shares, preferred securities, guarantees or contractual support arrangements would rank (as regards the rights of a Security holder upon our liquidation or in respect of interest or payment of dividends and/or any other amounts thereunder by us) senior to the Securities, unless we alter the terms of the Securities such that the Securities rank pari passu with any such preferred shares, such other securities or instruments described above or such guarantees or contractual support arrangements entered into in relation to such preferred shares or such other Securities or instruments described above.
Merger and Similar Transactions
     The indenture provides that we are generally permitted to merge or consolidate with or into another company, and to sell substantially all of our assets to another company if all of the following conditions are met:
(i)	if we are not the successor company, the successor company must expressly agree to be legally responsible for the Securities and must be organized as a corporation, partnership, trust, limited liability company or similar entity, but may be organized under the laws of any jurisdiction;

(ii)	the merger, sale of assets or other transaction must not cause a default on the Securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include a Payment Default (as defined below) that has occurred and not been cured, as described below under “—Default, Limitation of Remedies — Payment Defaults”; and

(iii)	certain certificates and opinions of counsel are delivered to the Trustee.
     If the conditions described above are satisfied, we will not need to obtain the approval of a majority of the holders of the Securities in order to merge or consolidate or to sell its assets. In addition, the conditions set out above only apply in the event that we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change in our control but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all of our assets.
     The indenture also provides that in the event that we merge, consolidate or sell substantially all of our assets, neither we nor any successor will have any obligation to compensate holders of the Securities for any resulting adverse tax consequences relating to the Securities.
Default, Limitation of Remedies
Payment Defaults
     The indenture provides that a Payment Default occurs in the event that we fail to pay or set aside for payment the amount due to satisfy any payment on the Securities when due and payable and such failure continues for a period of 14 days. In the event that we have suspended any payment of interest in accordance with the terms of the Securities (see “—Limitation on Obligation to Make Interest Payments”), such interest not paid will not accrue or be due and payable and, accordingly, will not constitute a Payment Default.
Limitation of Remedies
     If a Payment Default occurs and is continuing, the Trustee may (or if for any reason the Trustee is unwilling or unable to do so, then the holders of the Securities may), to the fullest extent permitted by applicable law, institute bankruptcy proceedings against us in any state or federal court in New York State, any court in the Cayman Islands, or any court in Brazil, but may not declare the Principal Amount of any outstanding Securities to be due and payable or pursue any other legal remedy, including commencing a judicial proceeding for the collection of the sums due and unpaid.
General
     By purchasing the Securities, the holders of the Securities and the Trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the Securities or the indenture (or between our obligations in respect of the Securities and any liability owed by the holder or the Trustee to us) that they might otherwise have against us.
     Subject to the provisions of the indenture relating to the duties of the Trustee, in the event that a Payment Default occurs and is continuing, the Trustee will be under no obligation to any holder of the Securities, unless any such holder has offered indemnity to the Trustee reasonably satisfactory to the Trustee. Subject to those provisions of the indenture relating to indemnification of the Trustee, the holders of 25% aggregate Principal Amount of the outstanding Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities, if the direction is not in conflict with any rule of law or with the indenture and the Trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any Securities not taking part in that direction. The Trustee may take any other action that it deems proper that is not inconsistent with that direction.
     The indenture provides that the Trustee will, within 90 days after the occurrence of a Payment Default, give to each holder of the Securities notice of the Payment Default known to it, unless the Payment Default has been cured or waived. The Trustee will be protected in withholding notice, however, if it determines in good faith that withholding notice is in the interest of the holders.
     The indenture also provides that we will furnish a statement regarding our compliance with all covenants and conditions in the indenture to the Trustee each year.

No Liability of Directors, Officers, Employees and Stockholders
     Subject to mandatory provisions of applicable law, none of our directors, officers, employees or stockholders will have any liability for any of our obligations under the Securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Securities by accepting a Security waives and releases all such liability and such waiver and release are part of the consideration for the issuance of the Securities.
Amendments
     With the prior approval of the Central Bank (if applicable), we may make four types of changes to the terms of the Securities and to the indenture.
Changes Requiring Each Holder’s Approval
     We may only make the following amendments to the Securities if we obtain the prior approval of each holder of a Security affected by the amendment (unless and to the extent that such amendment is necessary in the Opinion of Counsel in order that the Securities may qualify as Tier I capital, in which case prior approval will not be required):
(i)	change the time for payment of interest on the Securities;

(ii)	reduce the Principal Amount, the Stated Rate or the redemption price for the Securities;

(iii)	waive a redemption payment on any Security;

(iv)	change the currency of any payment on a Security other than as permitted by the applicable Security;

(v)	change the place of payment on a Security;

(vi)	reduce the percentage in principal amount of the Securities, the approval of whose holders is needed to change the indenture or the Securities;

(vii)	reduce the percentage in principal amount of the Securities, the consent of whose holders is needed to waive our compliance with the indenture or to waive defaults; or

(viii)	change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to in the indenture or to add to the provisions that cannot be changed or waived without approval.
Changes Not Requiring Approval
     No approval by holders of the Securities is required for, among other things, clarifications, changes to correct any inconsistency, defect, error or ambiguity in the indenture or the Securities, or changes that would not adversely affect the Securities in any material respect. In addition, if we have affirmatively elected to qualify the Securities as Tier I Capital, the terms of the Securities may be amended without the approval of the holders to reflect any term which to the extent it is required in the Opinion of Counsel for the Securities to be treated as Tier I Capital.
Changes Requiring Majority Approval
     Any other change to either the indenture or the Securities requires the approval by the holders of a majority in principal amount of the Securities. The required approval must be given by written consent. The same majority approval is required in the event that we wish to obtain a waiver of any of our covenants in the indenture. The covenants include the promises we make about merging which is described above under “—Mergers and Similar Transactions”. If the holders agree to waive a covenant, we will not have to comply with it.

Modification of Subordination Provisions
     We may not amend the indenture to alter the subordination of the Securities without the written consent of each holder of Senior Debt then outstanding who would be materially adversely affected.
Special Rules for Action by Holders
     When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any changes or waiver or giving the Trustee an instruction, the following rules will apply:
Only Outstanding Securities Are Eligible
     Only holders of outstanding Securities will be eligible to participate in any action by holders of Securities. We will count only outstanding Securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a Security will not be deemed to be “outstanding”:
(i)	if it has been surrendered for cancellation;

(ii)	if we have deposited or set aside, in trust for the holder, money for its payment or redemption; or

(iii)	if we or one of our Affiliates is the owner.
Determining Record Dates for Action by Holders
     We will generally be entitled to set any day as a record date for the purpose of determining which persons are entitled to take action under the indenture. In certain limited circumstances, only the Trustee will be entitled to set a record date for action by the holders. In the event that we or the Trustee set a record date for an approval or other action to be taken by the holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the Trustee specifies if it sets the record date. We or the Trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global security may be set in accordance with procedures established by the depositary from time to time.
Concerning the Trustee
The Bank of New York Trust Company (Cayman) Limited is the Trustee under the Indenture.
     Except during the continuance of a Payment Default the Trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the Trustee. In the event that a Payment Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity reasonably satisfactory to it against any loss, liability or expense.
Reports to Trustee
     The indenture provides that following such time as we are aware (or which we reasonably should become aware) of an event which constitutes a Payment Default, we will deliver an Officers’ Certificate to the Trustee as soon as is practicable (and in any event within 10 days of such time). The Officers’ Certificate will set out details of the Payment Default and the action which we propose to take with respect thereto.

Governing Law
     The indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions will be governed by, and construed in accordance with, the laws of Brazil.

FORM, DENOMINATION AND TRANSFER
     The Securities will be issued in registered form without interest coupons in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. No Securities will be issued in bearer form.
     We have agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, The City of New York and to maintain a Luxembourg paying agent and Luxembourg transfer agent in Luxembourg. We have initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar, and Kredietbank S.A. Luxembourgeoise as its paying agent and Luxembourg transfer agent for all Securities. Each transfer agent will keep a register in accordance with the reasonable regulations prescribed by us.
Book-Entry; Delivery and Form
     Securities issued in the exchange offer will be represented by a single, permanent global security in definitive, fully registered book-entry form which will be registered in the name of a nominee of DTC and deposited on behalf of the beneficial owners of the Securities represented thereby with a custodian for DTC for credit to the respective accounts of such beneficial owners (or to such other accounts as they may direct) at DTC.
     Except in the limited circumstances described below, owners of beneficial interests in a global securities will not be entitled to receive physical delivery of certificated securities.
Global Securities
     We expect that pursuant to procedures established by DTC (a) upon deposit of the global security, DTC or its custodian will credit on its internal system portions of the global security to the respective accounts of persons who have accounts therewith and (b) ownership of the Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Except as otherwise described herein, investors may hold their interests in a global security directly through DTC only if they are participants in such system, or indirectly through organizations which are participants in such system.
     Investors may hold their interests in the global security through Clearstream or Euroclear if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold such interests in the global security on the books of their respective depositories, which in turn will hold such interests in the depositories’ names on the books of DTC.
     So long as DTC or its nominee is the registered owner or holder of any global security, DTC or such nominee will be considered the sole owner or securityholder represented by that global security for all purposes under the indenture and the Securities. No beneficial owner of an interest in any Security will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the indenture.
     Payments of principal of and interest (including additional amounts) on the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any Securities held by DTC or its nominee.
     We expect that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including additional amounts) on a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee.

     Payment to owners of beneficial interests in a global security held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated security for any reason, including to sell Securities to persons in jurisdictions which require physical delivery of such Securities or to pledge such Securities, such holder must transfer its interest in the applicable global security in accordance with the normal procedures of DTC and those procedures set forth in the indenture. Consequently, the ability to transfer interests in a global security to such persons may be limited.
     Transfers of physical securities to a person who will hold through a global security will be made only in accordance with the applicable procedures.
     Subject to compliance with the transfer restrictions applicable to the Securities, we understand that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). We understand that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.
     Because of time zone differences, the Securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a DTC participant will be credited during the Securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the global security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.
     We expect that DTC will take any action permitted to be taken by a holder of Securities (including the presentation of securities for exchange) only at the direction of the participant to whose interests in the applicable global securities are credited and only in respect of the aggregate principal amount of Securities as to which such participant has given such direction. However, if there is an event of default under the indenture and the Securities, and the holders of at least 50% of the total principal amount of the Securities represented by the global security advise the trustee in writing that it is in the holders’ best interests to do so, DTC will exchange the applicable global security for physical securities (as defined below), which it will distribute to participants and which will be legended to the extent set forth under “Notice to Investors”.
     We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. We further understand that DTC was created to hold Securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. We further understand that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. Neither we, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Physical Securities
     Interests in the global security will be exchangeable or transferable, as the case may be, for physical securities (“physical securities”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by us within 90 calendar days, (ii) we, at our option, elect to terminate the book-entry system through a depositary or (iii) an event of default has occurred and is continuing with respect to the global securities, and the holders of at least 50% of the total principal amount of the Securities represented by the global security advise the trustee in writing that it is in the holders’ best interests to exchange the global security interests for physical securities.
Replacement, Exchange and Transfer of Securities
     If a Security becomes mutilated, destroyed, lost or stolen, we may issue, and the trustee will authenticate and deliver, a substitute Security in replacement. In each case, the affected securityholder will be required to furnish to us, the trustee and certain other specified parties an indemnity under which it will agree to pay us, the trustee and certain other specified parties for any losses they may suffer relating to the Security that was mutilated, destroyed, lost or stolen. We and the trustee may also require that the affected securityholder present other documents or proof. The affected securityholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen Security.
     Under certain limited circumstances, beneficial interests in the global security may be exchanged for physical securities. If we issue physical securities, a securityholder of such physical security may present its Securities for exchange with Securities of a different authorized denomination, together with a written request for an exchange, at our office or agency designated for such purpose in The City of New York or Luxembourg. In addition, the securityholder of any physical security may transfer such physical security, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new physical security issued in connection with a transfer of one or more physical securities will be available for delivery from the registrar and the Luxembourg transfer agent within five Luxembourg business days after receipt by the registrar and the Luxembourg transfer agent of the relevant original physical security or physical securities and the relevant executed instrument of assignment. Transfers of the physical securities will be effected without charge by or on behalf us, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.
     We will not charge the holders of securities for the costs and expenses associated with the exchange, transfer or registration of transfer of the securities. We may, however, charge the holders of securities for any tax or other governmental charges. We may reject any request for an exchange or registration of transfer of any security (i) made within 15 calendar days of the mailing of a notice of redemption of securities or (ii) made between any regular record date and the next interest payment date.

REGISTRATION RIGHTS AGREEMENT
     The following summary describes certain provisions of the registration rights agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement may be obtained by prospective investors upon request to the trustee or the paying agent at the addresses set forth under “Available Information”.
     We entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”) under which we agreed to file a registration statement with the SEC under the Securities Act, the offer to exchange registerable securities, as defined below, for Securities, with terms identical in all material respects to those of the existing securities (except that the Securities will not bear legends restricting their transfer), and to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective as soon as practicable after such filing, but in no event later than September 30, 2005. When the exchange offer registration statement is declared effective, we will promptly commence the exchange offer and consummate the exchange offer by October 31, 2005. We will also use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer.
     If for any other reason the exchange offer registration statement is not declared effective by September 30, 2005 or the exchange offer is not consummated by October 31, 2005, then we will cause a shelf registration statement under Rule 415 under the Securities Act, which we refer to as the shelf registration statement, to be filed with the SEC to enable resales of registerable securities by those securityholders that satisfy the various conditions relating to the provision of information in connection with the shelf registration statement. If we are required to file the shelf registration statement, we will do so within 30 days after the earlier of (i) September 30, 2005 if the exchange offer registration statement has not been declared effective by such date; and (ii) October 31, 2005 if the exchange offer has not been consummated by such date. We will use our reasonable best efforts to keep the shelf registration statement effective for the earlier of two years from the date when it becomes effective plus the number of days the shelf registration is suspended (as described below) and the date on which all of the securities have been resold pursuant to that registration statement (except that during that period, we may prevent the securityholders from reselling securities pursuant to the shelf registration statement for periods of 30 consecutive days under the circumstances described in the registration rights agreement).
     For purposes of the above, “registerable securities” means each security until the earliest to occur of:
•	the date on which that security is exchanged in the exchange offer and may be resold to the public without complying with the prospectus delivery requirements of the Securities Act;

•	the date on which that security has been sold or transferred pursuant to the shelf registration statement;

•	the date on which that security is resold by a broker-dealer to a purchaser that receives a copy of the prospectus contained in the exchange offer registration rights agreement on or before the date of that resale (which prospectus must include all information relating to such resales that the SEC may require); or

•	the date on which the security is distributed to the public under Rule 144 under the Securities Act.
     The registration rights agreement provides that if:
•	any registration statement has not been declared effective by the SEC on or before the date specified in the registration rights agreement;

•	the exchange offer has not been consummated by October 31, 2005; or

•	any registration statement required by the registration rights agreement is filed and declared effective but later ceases to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment that cures that failure and is declared effective, then we will pay increased interest to the securityholders in an amount equal to 1.0% per annum until all registration defaults have been cured. When all registration defaults have been cured, the increased interest will cease. We will pay any increased interest on each interest payment date under the indenture to record holders of global securities by wire transfer in immediately available funds and to record holders of any certificated securities either by wire transfer or by mailing checks to their addresses appearing in the security register.

TAXATION
Brazilian Tax Considerations
The following discussion is a summary of the Brazilian tax considerations relating to an investment in the Securities by a nonresident of Brazil. The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the Securities.
     As a general rule, non-Brazilian residents are taxed in Brazil only when income is derived from Brazilian sources. The applicability of Brazilian taxes with respect to payments on the Securities will depend on the origin of such payments and the domicile of the recipient of such payments.
Payments on the Securities made from our Grand Cayman Branch
     Interest, fees, commissions, expenses, and any other income payable by our Grand Cayman Branch in respect of Securities are not subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made with funds held by such entity outside of Brazil.
     Since the Securities will be issued through our Grand Cayman Branch and since payments of interest, fees, commissions and expenses are going to be made through our Grand Cayman Branch, Brazilian withholding income tax and other taxes are not applicable.
     Gains on the sale or other disposition of the Securities made outside Brazil by a nonresident, other than a branch or a subsidiary of a Brazilian resident, to another non-Brazilian resident are not subject to Brazilian taxes either.
     Generally, there are no stamp, transfer or other similar taxes in Brazil with respect to the transfer, assignment or sale of the Securities outside Brazil nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Securities, except for gift and inheritance taxes imposed by some Brazilian States on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such States.
Payments on the Securities made from Brazil
     If we make payments of interest, fees, commissions, expenses, and any other income in respect of the Securities directly from Brazil, such payments will be generally subject to income tax withholding at source at the rate of 15%, or such other lower rate as may be provided for in any applicable tax treaty between Brazil and another country. If the recipient of such payments is located in a tax haven jurisdiction, as defined in Brazilian tax regulations, the applicable withholding tax rate is 25%.
     Notwithstanding this fact, it is possible that such income tax withheld at source may be tax creditable in the country where the recipient is domiciled, according to the applicable tax regulations of such country.
United States Tax Considerations
     The following summary is a general discussion of certain U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (both as defined below) of the purchase, ownership, and disposition of Securities issued by us, and applies only to Holders who are original purchasers of such Securities at the issue price and who hold such Securities as capital assets (generally, assets held for investment). This summary is not a complete analysis of all possible U.S. federal income tax consequences that may be relevant to a prospective Holder’s decision to acquire, hold or dispose of the Securities. In particular, this summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt investors, regulated investment companies, investors liable for the alternative minimum tax, certain U.S. expatriates, investors whose functional currency is not the U.S. dollar, dealers or traders in securities or currencies, securities traders that elect market-to-market accounting treatment, persons that own (directly, indirectly or constructively) 10% or more of the stock, by vote or value, of the Issuer, or persons holding such Securities as a hedge against currency risk, as part of an integrated transaction or “conversion transaction” or as a position in a “straddle” for U.S. tax purposes. Persons considering the purchase of Securities should consult their own tax advisors concerning any application of U.S. federal income tax laws to their particular situation, as well as any consequences arising under the laws of any other state, local or foreign tax jurisdiction.
     The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations thereunder, published rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this document. Changes to any of the foregoing, or changes in how any of these authorities are interpreted, may affect the tax consequences set out below, possibly retroactively. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and there is no assurance that the IRS will not challenge such statement or conclusion in the following discussion, and there is no assurance that the IRS will not challenge any such statement or conclusion or, if challenged, a court will uphold such statement or conclusion.
U.S. Holders
     This subsection describes the tax consequences of a United States Holder (a “U.S. Holder”). A U.S. Holder is defined as a beneficial owner of a Security who is (i) a citizen or resident alien of the United States for U.S. federal income tax purposes, (ii) an entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Internal Revenue Code of 1986, as amended) are authorized to control all substantial decisions of the trust. A Non-U.S. Holder is defined as a beneficial owner of a Security who is not a U.S. Holder.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Securities, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering an investment in Securities, and partners in such partnership, should consult their own tax advisors about the consequences of the investment.
Characterization of the Securities
     We intend to take the position that the Securities are equity for U.S. federal income tax purposes. U.S. Holders should note that no rulings have been or will be sought from the IRS with respect to the classification of the Securities, and no assurance can be given that the IRS or courts will not treat the Securities as debt. Prospective purchasers should consult their tax advisers regarding the classification of the Securities for these purposes.
     The exchange of existing securities should not be a taxable exchange for United States federal income tax purposes.
Characterization of the Exchange
     No gain or loss will be realized for U.S. federal income tax purposes upon an exchange of the existing securities for the Securities pursuant to the exchange offer, because the existing securities will be exchanged for property that does not differ materially either in kind or extent from the existing securities. A U.S. Holder will have the same basis and holding period in the Securities that it had in the existing securities immediately prior to the exchange.

Treatment As Equity of the Issuer
     Assuming the Securities are characterized as equity, payments on the Securities will be treated in the manner described below.
Interest
     General. If the Securities are treated as equity, payments of interest will be treated as distributions paid with respect to shares of our stock. Subject to the PFIC rules discussed below, distributions paid by us out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any Brazilian withholding tax paid by us with respect thereto, will generally be taxable to a U.S. Holder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. We do not maintain calculations of our earnings and profits under U.S. federal income tax principles. U.S. Holders should therefore expect that, if the Securities are treated as equity for U.S. federal income tax purposes, a distribution by us with respect to Securities will constitute ordinary dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate treatment of any distribution received from us for U.S. federal income tax purposes.
     Brazilian Withholding Taxes. As discussed in “Taxation—Brazilian Tax Considerations”, payments are expected to be made out of the Cayman Islands, which would not impose withholding tax on such payments. However, if payments were made from Brazil, as discussed in “Taxation—Brazilian Tax Considerations”, under current law payments of interest by us, if made from Brazil, will be subject to Brazilian withholding taxes. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Brazilian taxes withheld by us, and as then having paid over the withheld taxes to the Brazilian taxing authorities. As a result of this rule, the amount included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest treated as dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.
     Subject to certain limitations, a U.S. Holder will generally be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by the us. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors concerning the availability and the utilization of the foreign tax credit.
Sale or other Disposition
     Subject to the PFIC rules discussed below, upon a sale or other disposition of Securities, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the Securities. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Securities exceeds one year. Any gain or loss will generally be U.S. source.
     See “—Passive Foreign Investment Company Considerations” below for a discussion of more adverse rules that will apply to a sale or other disposition of Securities if we are or becomes a PFIC for U.S. federal income tax purposes.
Passive Foreign Investment Company Considerations
     We believe we will not be classified as a passive foreign investment company (a “PFIC”) for United States Federal Income tax purposes. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable “look-through rules”, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. Although interest income is generally passive income, a special rule allows “active” banks to treat their banking business income as non-passive. To qualify for this rule, a bank must satisfy certain requirements regarding its licensing and activities. Under current law, it is possible that we would not meet these requirements. However, Treasury regulations have been proposed, under which it is likely that we would qualify as an “active bank” for these purposes. Although these regulations will have a retroactive effective date, there can be no assurance that they will be issued in any particular final form. Our possible status as a PFIC must be determined annually, and may be subject to change if we fail to qualify under this special rule for any year in which a U.S. Holder holds Securities, or if certain of our subsidiaries were to account for materially greater percentages of our overall earnings and assets. If we were to be treated as a PFIC in any year, U.S. Holders of Securities would be required (i) to pay a special U.S. addition to tax on certain excess distributions (generally, any distributions received by the U.S. Holder on the Securities in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or if shorter, the U.S. Holder’s holding period for the Securities) and gains on sale and (ii) to pay tax on any gain from the sale of Securities at the highest ordinary income (rather than capital gains) rates in addition to paying the special addition to tax on this gain. We do not presently intend to comply with the reporting requirements necessary for a U.S. Holder to make a qualified electing fund, or QEF election. Prospective purchasers should consult their tax advisers regarding the potential application of the PFIC regime.
Treatment As Debt of the Issuer
     If the Securities were characterized as debt for U.S. federal income tax purposes, payments on the Securities would will be treated in the manner described below.
Interest
     Interest on a Security (and Additional Amounts, if any) will be taxable to a U.S. Holder as ordinary income.
     Because interest on the loans is not unconditionally payable on each payment date, the Securities will be issued with original issue discount (“OID”) and will be subject to the OID rules discussed below.
     A U.S. Holder of a Security will be required to accrue and include in gross OID on such Security under a constant yield method, as interest from sources outside the United States, regardless of such U.S. Holder’s usual method of tax accounting and without regard to the timing of actual payments on such Security. We intend to accrue OID attributable to the stated interest on the Securities based on the fixed rate of interest on the Securities.
     We believe, and the foregoing discussion assumes that if the Securities were characterized as debt for U.S. Federal income tax purposes, they would not be classified as “contingent payment debt obligations” for purposes of calculating OID. However, it is possible that the IRS could take a contrary view and seek to so classify the Securities. If the IRS were successful in so classifying the Securities, among other consequences, any gain recognized on the sale, redemption, retirement or other disposition of the Securities might be treated as ordinary income rather than as capital gain.
     A U.S. Holder who must include OID in income is required to do so on a constant yield to maturity basis, whether or not a cash payment is received on any payment date. If we were to defer an interest payment on the Securities, the U.S. Holder would be required to accrue OID on such Securities using this method. Interest or OID, plus any Additional Amounts with respect thereto, paid on the Securities will generally constitute income from sources outside the United States.
Withholding Taxes
     Payments are expected to be made out of the Cayman Islands, which would not impose withholding tax on such payments. However, if payments are made out of Brazil, as discussed in “Taxation—Brazilian Tax Considerations”, under current law such payments of interest or OID by us will be subject to Brazilian withholding taxes. Under the terms and conditions of the Securities, we are required to gross up for any Brazilian withholding tax. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Brazilian taxes withheld by us and as then having paid over the withheld taxes to the Brazilian taxing authorities. As a result of this rule, the amount included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest or OID, plus any Additional Amounts with respect thereto, will be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.
     Subject to certain limitations, a U.S. Holder will generally be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by us. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors concerning the availability and the utilization of the foreign tax credit.
Purchase, Sale, Exchange and Retirement of Securities
     A U.S. Holder’s tax basis in the Securities will generally be its U.S. dollar cost. A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Security equal to the difference between the amount realized on such sale or retirement and the U.S. Holder’s tax basis in the Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Security will be capital gain or loss. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Security will be long-term capital gain or loss if the Security was held by the U.S. Holder for more than one year. The deductibility of capital losses is limited. Gain or loss realized by U.S. Holders on the sale or retirement of a Security generally will be U.S. source.
Non-U.S. Holders
     Subject to the discussion of “backup” withholding below, interest (including OID if any) and any Additional Amounts on the Securities are currently exempt from U.S. federal income taxes, including withholding taxes, if paid to a Non-U.S. Holder unless (i) the Non-U.S. Holder is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code, or (ii) the Non-U.S. Holder is an individual or corporation that has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing, or similar business within the United Sates or is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.
     In addition, (i) subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of a Security, provided that such gain is not effectively connected with the conduct by the holder of a United States trade or business and, in the case of a Non-U.S. Holder who is an individual, such holder is not present in the United Sates for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met and (ii) the Securities will be deemed to be situated outside the United States for purposes of the U.S. federal estate tax and will not be includible in the gross estate for purposes of such tax in the case of a nonresident of the United States who is not a citizen of the United States at the time of death.
Backup Withholding and Information Reporting
     Payments of principal of and interest on, and the proceeds of sale or other disposition of Securities, payable to a U.S. Holder by a U.S. paying agent or other U.S. connected intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number on Internal Revenue Service Form W-9 and otherwise satisfy the requirements of the backup withholdings rules. Payments of principal and interest by a U.S. paying agent or U.S. connected intermediary to a holder of a Security that is not a U.S. Holder will not be subject to backup withholding tax and information reporting requirements if appropriate certification (Form W-8BEN or some other appropriate form) is provided by the holder to the payor and the payor does not have actual knowledge that the certificate is false. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding or information reporting. U.S. Holders should consult their tax advisers as to the qualification for exemption from backup withholding and the procedure for obtaining such an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability provided that the U.S. Holder provides required information to the IRS.

Cayman Islands Tax Considerations
     The following is a general discussion of certain tax considerations for prospective investors in the Securities. The discussion is based upon present law and interpretations of present law, both of which are subject to prospective and retroactive changes. The discussion does not consider any investor’s particular circumstances, and it is not intended as tax advice.
     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES UNDER THE LAWS OF THE CAYMAN ISLANDS, THE UNITED STATES, JURISDICTIONS FROM WHICH WE MAY DERIVE OUR INCOME OR CONDUCT OUR ACTIVITIES AND JURISDICTIONS WHERE INVESTORS ARE SUBJECT TO TAXATION.
Taxation of the Issuer
     Under current law, we are not subject to income, capital, transfer, sales or other taxes in the Cayman Islands. Our Grand Cayman branch was established in January 1982, registered under Part IX of the Companies Law of the Cayman Islands and granted a Class B (unrestricted) banking license to operate in the Cayman Islands under the Banks and Trust Companies Law (See “Description of Bradesco Grand Cayman Branch”).
Taxation to the Securityholders
     No Cayman Islands withholding tax applies to distributions by us in respect of the Securities. Securityholders are not subject to any income, capital, transfer, sales or other taxes in the Cayman Islands in respect of their purchase, holding or disposition of the Securities.
     Securityholders whose Securities are brought into or issued in the Cayman Islands will be liable to pay stamp duty of up to C.I.$250 on each Security in order to be enforceable in a Cayman Islands court.
European Union Withholding Tax
     On June 3, 2003, the EU Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by Member States from July 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. The Cayman Islands have committed to adopt the EU savings directive. Under the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments, deducting tax at rates rising over time to 35.0%. The transitional period is to commence on the date from which the directive is to be applied by Member States and to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
     THE ABOVE INFORMATION IS SET FORTH IN SUMMARY FORM ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE SECURITIES.

UNITED STATES ERISA AND CERTAIN OTHER CONSIDERATIONS
     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.
     Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any Securities are acquired by a Plan with respect to which we or the Initial Purchaser or any of its respective affiliates are a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire Securities and the circumstances under which such decision is made. There can be no assurance that any exemption will be available with respect to any particular transaction involving the Securities, or that, if an exemption is available, it will cover all aspects of any particular transaction. By its purchase of any Securities, the purchaser thereof will be deemed to have represented and agreed either that (i) it is not and for so long as it holds Securities will not be (and is not acquiring the Securities directly or indirectly with the assets of a person who is or, while the Securities are held, will be) an ERISA Plan or other Plan, an entity whose underlying assets include the assets of any such ERISA Plan or other Plan, or a governmental or other employee benefit plan which is subject to any U.S. federal, state or local law, or foreign law, that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code, or (ii) its purchase and holding of the Securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of such a governmental or other employee benefit plan, any such substantially similar U.S. federal, state or local law, or foreign law) for which an exemption is not available. Similarly, each transferee of any Securities, by virtue of the transfer of such Securities to such transferee, will be deemed to have represented and agreed either that (i) it is not and for so long as it holds Securities will not be (and is not acquiring the Securities directly or indirectly with the assets of a person who is or while the Securities are held will be) an ERISA Plan or other Plan, an entity whose underlying assets include the assets of any such ERISA Plan or other Plan, or a governmental or other employee benefit plan which is subject to any U.S. federal, state or local law, or foreign law, that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code, or (ii) its purchase and holding of the Securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of such a governmental or other employee benefit plan, any such substantially similar federal, state or local law, or foreign law) for which an exemption is not available.
     Governmental plans and certain church and other plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state or other federal or foreign laws that are substantially similar to ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Securities.
     The foregoing discussion is general in nature and not intended to be all-inclusive. Any Plan fiduciary who proposes to cause a Plan to purchase any Securities should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.
     The sale of Securities to a Plan is in no respect a representation by us or the Initial Purchaser that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION
     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of the Securities, other than any holder that is a broker-dealer that acquired existing securities:
•	as a result of market-making activities or other trading activities;

•	or directly from us for resale pursuant to Rule 144A, Regulation S or another available exemption under the Securities Act, who exchange their existing securities for Securities pursuant to this exchange offer may offer for resale and otherwise transfer the Securities without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Securities are:
•	acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the Securities; and

•	the holders are not our “affiliates”, within the meaning of Rule 405 under the Securities Act.
     The staff of the SEC has not considered this exchange offer in the context of a no-action letter and we can give no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Accordingly, any holder of existing security using this exchange offer to participate in a distribution of the Securities to be acquired in this exchange offer:
•	cannot rely on the position of the staff of the SEC stated in Exxon Capital Holdings Corporation (avail. April 13, 1989) or similar letters; and

•	must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
     Each broker-dealer who holds existing securities acquired for its own account as a result of market-making activities or other trading activities and who receives Securities in exchange for the existing securities pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Securities.
     By tendering existing securities in exchange for Securities, you will represent to us, among other things, that:
•	you are acquiring the Securities in the ordinary course of your business;

•	at the time of the commencement of this exchange offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the Securities you will receive in this exchange offer;

•	you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tender existing securities;

•	we will acquire good, marketable and unencumbered title to the tendered existing securities free and clear of all liens, restrictions, charges and encumbrances; and

•	the existing securities tendered for exchange are not subject to any adverse claims or proxies.
     If you are not a broker-dealer, by tendering existing securities and executing a letter of transmittal, you represent and agree that you are not engaged in, and do not intend to engage in, distribution of the Securities within the meaning of the Securities Act.
     A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Securities received in exchange for existing securities where such existing securities were acquired as a result of market-making activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 120th day following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resale.
     We will not receive any proceeds from any sale of Securities by broker-dealers. Broker-dealers that receive Securities for their own account pursuant to this exchange offer may resell the Securities from time to time in one or more transactions:
•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Securities; or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.
     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any Securities. Any broker-dealer that resells Securities that it receives for its own account in this exchange offer and any broker or dealer that participates in a distribution of Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any resale of Securities and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivers a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We have agreed to pay all registration expenses incident to this exchange offer other than the expenses of counsel to the underwriters or holders of the existing securities as well as underwriting discounts and commissions and transfer taxes, if any.

LEGAL MATTERS
     The validity of the Securities will be passed upon for us by Clifford Chance US LLP, our U.S. counsel. Matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Opice – Advogados, our Brazilian counsel. Matters of Cayman Islands law, relating to the Securities and the indenture, will be passed upon for us by Appleby Spurling Hunter, our Cayman Islands counsel.
ENFORCEABILITY OF CIVIL LIABILITIES
Brazil
     We are a corporation organized under the laws of Brazil. Substantially all of our directors and executive officers and certain advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons or to enforce against them or against us judgments obtained in such courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or predicated upon the laws of such other jurisdictions outside Brazil. In the terms and conditions of the Securities, we will (i) agree that the courts of the state of New York and the federal courts of the United States, in each case sitting in the borough of Manhattan, the city of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the Securities and, for such purposes, irrevocably submit to the jurisdiction of such courts and (ii) name an agent for service of process in the borough of Manhattan, the city of New York. See “Description of the Securities”.
     We have been advised by Machado, Meyer, Sendacz e Opice – Advogados, our Brazilian counsel, that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of such countries, including the securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against either us (including our Grand Cayman branch) or any other person described above obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation, generally, will occur if the foreign judgment:
•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality (as set forth in Brazil law).
     Notwithstanding the foregoing, no assurance can be given that confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil with respect to the Securities. We understand that original actions predicated on the securities laws of countries other than Brazil may be brought in Brazilian courts and that, subject to Brazilian public policy, public morality and national sovereignty Brazilian courts may enforce civil liabilities in such actions against us, our directors, certain of our officers and the advisors named herein. Pursuant to Article 835 of the Brazilian Code of Civil Procedures, a plaintiff (whether Brazilian or non-Brazilian) who resides outside or leaves Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge. This requirement does not apply to enforcement of foreign judgments which have been duly confirmed by the Brazilian Superior Court of Justice, nor to the exceptions set forth in certain limited circumstances (enforcement of trade bills and counterclaims) under Article 836 of such code.
Cayman Islands
     Our Grand Cayman branch is duly licensed as a foreign company under Part IX of the Companies Law (2004 Revision) and, as the holder of a category “B” banking licence, is duly licensed under The Banks and Trust Companies Law (2003 Revision) of the Cayman Islands to carry on banking business from and within the Cayman Islands subject to the restrictions set forth in Section 6 of The Banks and Trust Companies Law (2003 Revision) of the Cayman Islands, which restricts the holder of a category “B” banking licence from taking deposits from persons resident in the Cayman Islands subject to certain exemptions, inter alia, in respect of exempted or ordinary non-resident companies and other licensees. The Cayman Islands has a less developed body of securities law as compared to the United States and provides protection for investors to a significantly lesser extent.
     We have been advised by Appleby Spurling Hunter, our Cayman Islands Counsel, that, subject to certain qualifications, a final and conclusive judgment in personam of the courts of the State of New York or Brazil having competent jurisdiction for a debt or definite sum of money (other than a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty) and obtained without fraud or without breaching the principles of natural justice in the Cayman Islands or in contravention of Cayman Islands public policy in respect of any of the transaction documents would be recognized and enforced by the Courts of the Cayman Islands by originating action on such judgment.
EXPERTS
     The financial statements as of December 31, 2004, 2003, 2002, 2001 and 2000 and for each of the five years in the period then ended, have been incorporated by reference herein in reliance on the audit report of PricewaterhouseCoopers Auditores Independentes, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INDEPENDENT AUDITORS
     With respect to the supplementary account information contained in the unaudited consolidated interim financial report of Banco Bradesco S.A. and its subsidiaries for the three month periods ended March 31, 2005, December 31, 2004 and March 31, 2004, incorporated by reference herein, the independent auditors have reported that they applied limited procedures in accordance with professional standards for special reviews of such information in accordance with the specific rules established by the Brazilian Institute of Independent Auditors (IBRACON) jointly with the Brazilian Federal Accounting Council (CFC). A special review of interim financial information is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole and no such opinion is express. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the special review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

U.S.$300,000,000
BANCO BRADESCO S.A.
Offer to Exchange all Outstanding
8.875% Perpetual Non-Cumulative Junior Subordinated Securities
for 8.875% Perpetual Non-Cumulative Junior Subordinated Securities
that have been Registered under
the Securities Act of 1933

PROSPECTUS
                                        , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
     Neither the laws of Brazil nor Bradesco’s charter or other constitutive documents provide for indemnification of directors and officers. However, Bradesco maintains liability insurance to protect against claims related to securities. The policy reimburses losses and expenses incurred by Bradesco due to wrongful acts of its directors and officers while acting in their capacities as such and that arise in connection with the purchase or sale of Bradesco’s securities. Coverage includes the advancement of defense costs.

Item 21.	Exhibits and Financial Statement Schedules
     (a) Exhibits

Exhibit
Number	Item

1.1	Form of Exchange Agent Agreement.

3.1	Estatuto Social (bylaws) of Banco Bradesco S.A., with English translation thereof (incorporated by reference to the exhibits to the Annual Report on Form 20-F (Commission File No. 1-15250) filed with the Securities and Exchange Commission on June 30, 2005).

4.1	Indenture, dated as of June 3, 2005, by and between Banco Bradesco S.A., acting through its Grand Cayman branch, as Issuer, and The Bank of New York Trust Company (Cayman) Limited, as Trustee.

4.2	Form of Note.

4.3	Registration Rights Agreement, dated as of June 3, 2005, by and among Banco Bradesco S.A., acting through its Grand Cayman branch, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Purchaser.

4.4	Co-trustee Agreement, dated as of June 28, 2005, by and among The Bank of New York Trust Company (Cayman) Limited, as Trustee, and The Bank of New York, as Co-trustee.

5.1	Opinion of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

5.2	Opinion of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

Exhibit
Number	Item

5.3	Opinion of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

8.1	Opinion of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A., regarding tax matters.

8.2	Opinion of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A., regarding tax matters (contained in Exhibit 5.2).

8.3	Opinion of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A., regarding tax matters.

12	Computation of Ratio of Earnings to Fixed Charges.

21	List of Subsidiaries of Banco Bradesco S.A. (incorporated by reference to the exhibits to the Annual Report on Form 20-F (Commission File No. 1-15250) filed with the Securities and Exchange Commission on June 30, 2005).

23.1	Consent of PricewaterhouseCoopers, independent accountants to Banco Bradesco S.A.

23.2	Awareness letter of KPMG Auditores Independentes, independent accountants to Banco Bradesco S.A.

23.3	Consent of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A. (contained in Exhibit 5.1).

23.4	Consent of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A. (contained in Exhibit 5.2).

23.5	Consent of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A. (contained in Exhibit 5.3).

24	Powers of Attorney of Banco Bradesco S.A. (included on signature page to Registration Statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 8.875% Perpetual Non-Cumulative Junior Subordinated Securities (including Exhibit 7 to Form T-1).

99.1	Form of Letter of Transmittal for the Securities.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

(b) Financial Statement Schedules
     Not applicable.

Item 22. Undertakings
          The undersigned Registrant hereby undertakes:
(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE PAGE
     Pursuant to the requirements of the Securities Act of 1933, as amended, registrant Banco Bradesco S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Osasco, State of São Paulo, Brazil, on August 5, 2005.

BANCO BRADESCO S.A.

By:	s/ MILTON ALMICAR SILVA VARGAS
Name:	Milton Almicar Silva Vargas
Title:	Executive Vice President

POWER OF ATTORNEY AND SIGNATURES
     By signing below, we hereby constitute and appoint Milton Almicar Silva Vargas our true and lawful attorney and agent to do any and all acts and things and to execute any and all instruments in our name and on our behalf in our capacities as directors and/or officers of Banco Bradesco S.A. (“Bradesco”), a Brazilian corporation, which said attorney and agent may deem necessary or advisable or which may be required to enable Bradesco to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a Registration Statement on Form F-4 (or any other appropriate form), including specifically, but without limiting the generality of the foregoing, power and authority to sign for us, in our name and on our behalf in our capacities as directors and/or officers of Bradesco (individually or on behalf of Bradesco), such Registration Statement any and all amendments and supplements (including post-effective amendments) thereto and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that said attorney and agent may do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, we have executed this Power of Attorney as of August 5, 2005.

s/ LÁZARO DE MELLO BRANDÃO	S/ MÁRCIO ARTUR LAURELLI CYPRIANO
Lázaro de Mello Brandão	Márcio Artur Laurelli Cypriano

s/ DÉCIO TENERELLO	s/ LAÉRCIO ALBINO CEZAR
Décio Tenerello	Laércio Albino Cezar

s/ ARNALDO ALVES VIEIRA	s/ LUIZ CARLOS TRABUCO CAPPI
Arnaldo Alves Vieira	Luiz Carlos Trabuco Cappi

s/ SÉRGIO SOCHA	s/ JULIO DE SIQUEIRA CARVALHO DE ARAUJO
Sérgio Socha	Julio de Siqueira Carvalho de Araujo

s/ MILTON ALMICAR SILVA VARGAS	s/ JOSÉ LUIZ ACAR PEDRO
Milton Almicar Silva Vargas	José Luiz Acar Pedro

s/ NOBERTO PINTO BARBEDO	s/ ARMANDO TRIVELATO FILHO
Noberto Pinto Barbedo	Armando Trivelato Filho

s/ CARLOS ALBERTO RODRIGUES GUILHERME	s/ JOSÉ ALCIDES MUNHOZ José Alcides Munhoz
Carlos Alberto Rodrigues Guilherme

s/ JOSÉ GUILHERME LEMBI DE FARIA	s/ LUIZ PASTEUR VASCONCELLOS MACHADO
José Guilherme Lembi de Faria	Luiz Pasteur Vasconcellos Machado

s/ MILTON MATSUMOTO	s/ CRISTIANO QUEIROZ BELFORT
Milton Matsumoto	Cristiano Queiroz Belfort

s/ SÉRGIO DE OLIVEIRA	s/ ODAIR ALFONSO REBELATO
Sérgio de Oliveira	Odair Alfonso Rebelato

s/ AURÉLIO CONRADO BONI	s/ DOMINGOS FIGUEIREDO DE ABREU
Aurélio Conrado Boni	Domingos Figueiredo de Abreu

s/ PAULO EDUARDO D’AVILA ISOLA	s/ ADEMIR COSSIELLO
Paulo Eduardo D’Avila Isola	Ademir Cossiello

s/ ANTÔNIO BORNIA	s/ MARIO DA SILVEIRA TEIXEIRA JUNIOR
Antônio Bornia	Mario da Silveira Teixeira Junior

s/ JOÃO AGUIAR ALVAREZ	s/ DENISE AGUIAR ALVAREZ VALENTE
João Aguiar Alvarez	Denise Aguiar Alvarez Valente
Raul Santoro de Mattos Almeida	Ricardo Espírito Santo Silva Salgado

s/ EDISON ANTONELLI
Edison Antonelli

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*
Lázaro de Mello Brandão	Chairman	August 5, 2005

*
Antônio Bornia	Vice-Chairman	August 5, 2005

*	President,
Márcio Artur Laurelli Cypriano	Member	August 5, 2005

* Décio Tenerello	Executive Vice President	August 5, 2005

* Laércio Albino Cezar	Executive Vice President	August 5, 2005

* Arnaldo Alves Vieira	Executive Vice President	August 5, 2005

* Luiz Carlos Trabuco Cappi	Executive Vice President	August 5, 2005

* Sérgio Socha	Executive Vice President	August 5, 2005

* Julio de Siqueira Carvalho de Araujo	Executive Vice President	August 5, 2005

s/ MILTON ALMICAR SILVA VARGAS Milton Almicar Silva Vargas	Executive Vice President	August 5, 2005

* José Luiz Acar Pedro	Executive Vice President	August 5, 2005

* Noberto Pinto Barbedo	Executive Vice President	August 5, 2005

* Armando Trivelato Filho	Managing Director	August 5, 2005

Signature	Title	Date
* Carlos Alberto Rodrigues Guilherme	Managing Director	August 5, 2005

* José Alcides Munhoz	Managing Director	August 5, 2005

* José Guilherme Lembi de Faria	Managing Director	August 5, 2005

* Luiz Pasteur Vasconcellos Machado	Managing Director	August 5, 2005

* Milton Matsumoto	Managing Director	August 5, 2005

* Cristiano Queiroz Belfort	Managing Director	August 5, 2005

* Sérgio de Oliveira	Managing Director	August 5, 2005

* Odair Alfonso Rebelato	Managing Director	August 5, 2005

* Aurélio Conrado Boni	Managing Director	August 5, 2005

* Domingos Figueiredo de Abreu	Managing Director	August 5, 2005

* Paulo Eduardo D’Avila Isola	Managing Director	August 5, 2005

* Ademir Cossiello	Managing Director	August 5, 2005

* Mario da Silveira Teixeira Junior	Member	August 5, 2005

* João Aguiar Alvarez	Member	August 5, 2005

Signature	Title	Date
* Denise Aguiar Alvarez Valente	Member	August 5, 2005

* Raul Santoro de Mattos Almeida	Member	August 5, 2005

* Ricardo Espírito Santo Silva Salgado	Member	August 5, 2005

* Edison Antonelli	Authorized U.S. Representative	August 5, 2005

*By:	s/ MILTON ALMICAR SILVA VARGAS
Milton Almicar Silva Vargas
Attorney-in-fact
Pursuant to powers of attorney filed with the Commission herewith or previously

EXHIBIT INDEX

Exhibit
Number	Item
1.1	Form of Exchange Agent Agreement.

3.1	Estatuto Social (bylaws) of Banco Bradesco S.A., with English translation thereof (incorporated by reference to the exhibits to the Annual Report on Form 20-F (Commission File No. 1-15250) filed with the Securities and Exchange Commission on June 30, 2005).

4.1	Indenture, dated as of June 3, 2005, by and between Banco Bradesco S.A., acting through its Grand Cayman branch, as Issuer, and The Bank of New York Trust Company (Cayman) Limited, as Trustee.

4.2	Form of Note.

4.3	Registration Rights Agreement, dated as of June 3, 2005, by and among Banco Bradesco S.A., acting through its Grand Cayman branch, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Purchaser.

4.4	Co-trustee Agreement, dated as of June 28, 2005, by and among The Bank of New York Trust Company (Cayman) Limited, as Trustee, and The Bank of New York, as Co-trustee.

5.1	Opinion of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

5.2	Opinion of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

5.3	Opinion of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A., regarding the validity of the securities registered hereby.

8.1	Opinion of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A., regarding tax matters.

8.2	Opinion of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A., regarding tax matters (contained in Exhibit 5.2).

8.3	Opinion of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A., regarding tax matters.

12	Computation of Ratio of Earnings to Fixed Charges.

Exhibit
Number	Item
21	List of Subsidiaries of Banco Bradesco S.A. (incorporated by reference to the exhibits to the Annual Report on Form 20-F (Commission File No. 1-15250) filed with the Securities and Exchange Commission on June 30, 2005).

23.1	Consent of PricewaterhouseCoopers, independent accountants to Banco Bradesco S.A., for U.S. GAAP accounting purposes.

23.2	Awareness letter of KPMG Auditores Independentes, independent accountants to Banco Bradesco S.A., for Brazilian GAAP accounting purposes.

23.3	Consent of Clifford Chance US LLP, special U.S. counsel to Banco Bradesco S.A. (contained in Exhibit 5.1).

23.4	Consent of Appleby Spurling Hunter, special Cayman Islands counsel to Banco Bradesco S.A. (contained in Exhibit 5.2).

23.5	Consent of Machado Meyer Sendacz e Opice Advogados, counsel to Banco Bradesco S.A. (contained in Exhibit 5.3).

24	Powers of Attorney of Banco Bradesco S.A. (included on signature page to Registration Statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 8.875% Perpetual Non-Cumulative Junior Subordinated Securities (including Exhibit 7 to Form T-1).

99.1	Form of Letter of Transmittal for the Securities.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.